                                                                     EXHIBIT 2.1


                    ASSET PURCHASE AGREEMENT dated as of January 3, 1996,
               between WESTINGHOUSE ELECTRIC CORPORATION, a Pennsylvania Corporation ("Seller"), and Northrop Grumman Corporation, a Delaware corporation ("Purchaser").

          Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, substantially all the assets of Seller's Electronic Systems Group, excluding the security systems, wireless communications and airship businesses thereof and the business of Westinghouse Landmark GIS, Inc., (the "Division"), which Division includes certain assets owned by subsidiaries of Seller, upon the terms and subject to the conditions of this Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

                                   ARTICLE I

                     Purchase and Sale of Acquired Assets
                     ------------------------------------

          SECTION 1.1.  Purchase and Sale.  Upon the terms and subject to the
                        ------------------
conditions of this Agreement, at the Closing (as defined in Section 2.1) Seller agrees to sell, assign, transfer, convey and deliver to Purchaser all of Seller's right, title and interest in, to and under the Acquired Assets (as defined in Section 1.2(a)) and to cause any Subsidiary (as defined below) of Seller, other than any Sold Subsidiary (as defined in Section 1.2(a)(x)), having any right, title or interest in, to or under the Acquired

Assets or any obligations or liabilities included in the Assumed Liabilities (as defined in Section 1.3(a)) (each such Subsidiary other than a Sold Subsidiary, a "Selling Subsidiary") to sell, assign, transfer, convey and deliver to Purchaser all of such Selling Subsidiary's right, title and interest in, to and under the Acquired Assets, and Purchaser agrees to purchase, acquire and accept from Seller and each Selling Subsidiary (collectively, "Sellers") all such right, title and interest in, to and under the Acquired Assets. The term "Subsidiary" means a corporation more than 50% of the capital stock of which is owned directly or indirectly by Seller.

          SECTION 1.2.  Acquired Assets and Excluded Assets. (a)  The term
                        ------------------------------------
     "Acquired Assets" means all the business, properties, assets, goodwill and rights of Sellers of whatever kind and nature, real or personal, tangible or intangible, other than the Excluded Assets (as defined in Section 1.2(b)), owned by any of Sellers on the Closing Date (as defined in Section 2.1) and used or held for use primarily in the Division, including:

          (i) all real property, leaseholds and other interests in real property of Sellers listed in Schedules 3.1(g)-1 and 3.1(g)-2, in each case together with Sellers' right, title and interest in all buildings, improvements, fixtures and all other appurtenances thereto (the "Premises");

          (ii) all raw materials, work-in-process, finished goods, supplies, parts and other inventories ("Inventory") of Sellers that on the Closing Date is located on the Premises and all other Inventory, including Inventory in transit, of Sellers on the Closing Date that is used or held for use primarily by or for the Division;

          (iii) all machinery and equipment of Sellers that is used or held for use primarily by or for the Division;

          (iv) all accounts receivable of Sellers on the Closing Date arising out of operations of the Division;

          (v) subject to the license to be granted pursuant to Section
     4.9(a), all domestic and foreign patents, patent applications, trademarks, trademark registrations, servicemarks, trade names, registered copyrights and licenses with respect to the foregoing ("Intellectual Property") owned by Sellers that relate primarily to the operations of the Division (excluding the names and marks "Westinghouse Electric Corporation", "Westinghouse" and "Circle W" (in logotype design or any other style or
                                -
     design), and any
     name or mark derived from or including any of the foregoing);

          (vi) subject to the license to be granted pursuant to Section
     4.9(a), all trade secrets, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys and marketing know-how and unregistered copyrights ("Technology") owned by Sellers that relate primarily to the operations of the Division;

          (vii) all permits, licenses, franchises, approvals and authorizations by governmental or regulatory authorities or bodies ("Permits") owned by Sellers that relate primarily to the operations of the Division;

          (viii) all contracts, leases, indentures, joint venture, environmental indemnity and other agreements, commitments and all other legally binding arrangements, whether oral or written, to which any of Sellers is a party or by which any of Sellers is bound, including any contracts, agreements, commitments and other legally binding arrangements relating to plans and arrangements referred to in Section 3.1(o) to the extent provided in
     Section 4.5 excluding such contracts, agreements, commitments and other legally binding arrangements relating to plans and arrangements referred to in Section 3.1(o), ("Contracts") that are listed in Schedule 3.1(g)-1, 3.1(g)-2, 3.1(j) or 3.1(q) and all other Contracts that relate primarily to the Division and that are not required to be listed in such Schedules;

          (ix) all bids, quotations and proposals for Contracts, whether oral or written, to which any of Sellers is a party or by which any of Sellers is bound that relate primarily to the Division;

          (x) all capital stock, partnership interests and other equity interests owned by Sellers in any corporation, partnership, joint venture, trust or other business association ("Investments") listed in Schedule 3.1(k), including all capital stock owned by Sellers in the corporations listed in Schedule 3.1(r) under the caption "Sold Subsidiaries" (each, a "Sold Subsidiary"), and all other Investments relating primarily to the Division acquired by any of Sellers after the date of this Agreement;

          (xi) all books of account, general, financial, accounting and personnel records, files, invoices, customers' and suppliers' lists and other data owned by Sellers on the Closing Date and used or held for use primarily by or for the Division, except to the extent relating to the Excluded Assets or the Excluded Liabilities (as defined in Section 1.3(b));

          (xii) all personal property of Sellers that is used or held for use primarily by or for the Division; and

          (xiii) all rights, claims and causes of action to the extent relating to any of the Assumed Liabilities or the Acquired Assets, including, subject to Section 4.19, rights, claims and causes of action under insurance policies relating thereto, but excluding claims for refunds of Income Taxes as provided in Section 1.2(b).

The term "Acquired Assets" shall also include all equipment (including any equipment constituting a fixture) and personal property owned by any of Sellers on the Closing Date and used or held for use primarily in the portion of Sellers' Science and Technology Center which primarily provides research and development support to the business comprised of the Division and the performance of third party Contracts of the type listed in Schedule 3.1(j) pursuant to Section 3.1(j)(xiv) (such portion, the "Center"), and any such Contracts so listed or entered into in the ordinary course of business between the date of this Agreement and the Closing Date, and any Intellectual Property and

Technology relating primarily to the Division or the performance of such third party Contracts. For the avoidance of doubt, "Acquired Assets" shall include all assets set forth on the Closing Balance Sheet (as defined in Section 2.3(a)).

     (b)  The term "Excluded Assets" means:

          (i) all cash on hand or in banks and all cash equivalents, except any cash or cash equivalents reflected on the Closing Statement (as defined in Section 2.3(a));

          (ii) all rights of Sellers under this Agreement and the agreements, instruments and certificates delivered in connection with this Agreement;

          (iii) all records prepared in connection with the sale of the Division, including bids received from third persons and analyses relating to the Division;

          (iv) all rights, claims and causes of action relating to any of the Excluded Liabilities or the Excluded Assets, including rights, claims and causes of action under insurance policies relating thereto;

          (v) all rights to claims, available to or being pursued by Sellers or any Sold Subsidiary, for refunds of or credits against Income Taxes (as defined in Section 4.14(g)(ii)) (including all refunds or credits relating to any FSC for purposes of the Internal Revenue Code of 1986, as amended (the "Code"), investment tax credits, research credits and credits for prepayments of Income Taxes) attributable to the Division for taxable periods ending on or before the Closing Date and for the portion ending on the Closing Date of any taxable period that includes but does not end on the Closing Date (the "Pre-Closing Tax Periods") (determined as if such taxable period ended as of the close of business on the Closing Date); provided, however, that in the case of a taxable period that includes
     --------  -------
     but does not end on the Closing Date, if a taxable loss exists for the portion of such period that is included in the Pre-Closing Tax Period, then the amount of such refund that constitutes an Excluded Asset shall not exceed the amount of Income Taxes (including estimated Income Taxes) actually paid by Seller, any of its affiliates or any other Person (as defined in Section 1.3(c)) prior to the Closing Date with respect to such taxable period; and provided, further, to the extent that any such
                         --------  -------
     refunds or credits of state Income Taxes relate to any "allowable cost" that is credited to the United States Government as a cost reduction by credit or actual refund, the amount of such tax refunds or credits so credited or refunded, less any amount that was reserved for such taxes through the fee and rate reserve reflected on the Closing Balance Sheet, shall not constitute an Excluded Asset and shall be for the benefit of Purchaser, and Seller shall cause such amount to be promptly paid to Purchaser;

          (vi) any consolidated, combined, unitary or separate company Tax Return (as defined in Section 4.14(g)(iii)) relating to Income Taxes that includes any of Sellers or any Sold Subsidiary, and records and work papers used in preparation thereof;

          (vii) the names and marks "Westinghouse Electric Corporation", "Westinghouse" and "Circle W" (in logotype design or any other style or
                                -
     design), and any name or mark derived from or including any of the foregoing); and

     (viii) all assets identified in Schedule 1.2(b).

          SECTION 1.3.  Assumption of Liabilities. (a)  Upon the terms
                        --------------------------
and subject to the conditions of this Agreement, Purchaser hereby assumes, effective as of the Closing, and agrees to pay, perform and discharge when due, and indemnify Seller, its affiliates (including the Selling Subsidiaries) and their respective officers, directors, employees, stockholders, agents and representatives against and hold them harmless from and after the Closing from all obligations and liabilities of Sellers and the Sold Subsidiaries of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, in the case of Sellers, arising out of, relating to or otherwise in respect of the Acquired Assets, the Division or the operations of the Division before, on or after the Closing Date (collectively, the "Assumed Liabilities"), excluding any Excluded Liabilities, but otherwise including:

          (i) all obligations and liabilities of Sellers under Contracts that are to be acquired by Purchaser pursuant to the provisions of this Agreement;

          (ii) all accounts payable owed by Sellers arising out of operations of the Division or otherwise in respect of the Division;

          (iii) all obligations and liabilities in respect of any and all products sold by the Division at any time, including obligations and liabilities for refunds, adjustments, allowances, repairs, exchanges, returns and warranty, merchantability and other claims;

          (iv) subject to the rights of Purchaser under Section 7.3, all obligations and liabilities arising as a result of at any time being the owner or occupant of, or the operator of the activities conducted at, the Premises included in the Acquired Assets or any other real property owned or leased at any time by any of Sellers for use primarily in the Division or by any Sold Subsidiary, including all obligations and liabilities relating to personal injury, property damage, the environment and on-site or off-site waste disposal;

          (v) other than the items included in Section 1.3(a)(vi), which are assumed only to the extent provided in Section 4.5, and subject to the rights of Purchaser under Section 7.4, all obligations and liabilities relating to the employment or termination of employment of (x) any employee of the Division and (y) any employee of the Center, at any time;

          (vi) to the extent provided in Section 4.5, all obligations or liabilities arising under or in connection with any bonus, pension, profit sharing, deferred compensation, retirement, vacation, severance pay, disability benefits, death benefits, hospitalization, insurance or other similar plan or arrangement or understanding (whether or not legally binding) providing benefits, including postretirement benefits, to Division or Center employees;

          (vii) all obligations and liabilities for taxes (other than Income Taxes described in Section 1.3(b)(ii)) attributable to the Division (including the Sold Subsidiaries) for all taxable periods;

          (viii) other than the items included in Section 1.3(a)(vi), which are assumed only to the extent provided in Section 4.5, and subject to the rights of Purchaser under Sections 7.3, 7.4 and 7.5, all obligations and liabilities in respect of lawsuits, actions and proceedings, pending or threatened, and claims, whether or not presently asserted, arising out of, relating to or otherwise in any way in respect of the Division or the operations of the Division at any time; and

          (ix) subject to the rights of Purchaser under Sections 7.3, 7.4 and 7.5, all obligations and liabilities of Sellers and the Sold Subsidiaries as of the Closing Date of the type reflected on the Balance Sheet (as defined in Section 3.1(c)), including the notes thereto.

          (b)  The term "Excluded Liabilities" means:

          (i) any obligation or liability of Sellers to the extent related to the Excluded Assets; and

          (ii) any obligation or liability of Sellers or any Sold Subsidiary for Income Taxes attributable to the Division (including the Sold Subsidiaries) for Pre-Closing Tax Periods, including (A) Income Taxes of Seller's
     Federal Consolidated Income Tax group (and any other Income Tax group or predecessor Income Tax group which included a Sold Subsidiary) under any Treasury Regulation under Section 1502 of the Code or any comparable provisions of foreign, state or local law, (B) Income Taxes resulting from any transferee liability or successor liability of a Sold Subsidiary attributable to Pre-Closing Tax Periods and (C) Income Taxes resulting from the sale and transfer from Seller to Purchaser of the Acquired Assets (including Income Taxes resulting from the Section 338 Elections (as defined in Section 4.14(c)), and any state Income Taxes imposed by states which do not recognize an election comparable to the election under Section 338(h)(10) of the Code and for which a regular Section 338 election is made or deemed made), but excluding (X) any Transfer Taxes (as defined in
     Section 4.14(d)), (Y) any taxes resulting from actions taken by Purchaser or its affiliates after the Closing and (Z) any state Income Taxes resulting from a regular Section 338 election with respect to a Sold Subsidiary created pursuant to Section 4.14(l).

          (c) Notwithstanding anything to the contrary contained herein, but subject to the provisions of Section 4.4, this Agreement shall not operate to assign any Intellectual Property, Technology or Contract (including any Government Contract as defined in Section 4.4(a)) or any claim, right or benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), or any individual, corporation, partnership, limited liability company, joint venture, trust, business association or other entity (a "Person", which term shall include a Governmental Entity), would constitute a breach, default or other contravention thereof or a violation of applicable law. Except as otherwise contemplated in Section 4.4(a), Seller and Purchaser shall each use all reasonable efforts to obtain the consent of such Persons for the assignment thereof to Purchaser prior to the Closing (it being understood that the failure to obtain such consents shall not relieve either party from its obligation to consummate at the Closing the transactions contemplated by this Agreement) and shall otherwise comply with the provisions of Section 4.4.

          (d) Notwithstanding anything to the contrary in any agreement or otherwise, any rights, express or implied, of any Sold Subsidiary to use any Intellectual Property or Technology owned by Sellers shall terminate at the Closing, except to the extent any such Intellectual Property or Technology is an Acquired Asset and except as otherwise contemplated by the license to be granted pursuant to Section 4.9(b).

          SECTION 1.4.  Purchase Price.  The purchase price for the
                        ---------------
Acquired Assets shall be $3,000,000,000 (the "Purchase Price"), payable as set forth in Section 2.2(b) and subject to adjustment as provided in Section 2.3, together with the assumption of the Assumed Liabilities as provided in Section 1.3.

                                  ARTICLE II

                    The Closing; Purchase Price Adjustment
                    --------------------------------------

          SECTION 2.1.  Closing Date.  The closing of the sale and transfer
                        -------------
of the Acquired Assets and the assumption of the Assumed Liabilities (the "Closing") shall take place at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019, at 10:00 a.m. on March 1,

1996, or, if the conditions to the Closing set forth in Article V shall not have been satisfied by such date, as soon as practicable after such conditions shall have been satisfied. The date on which the Closing shall occur is herein referred to as the "Closing Date".

          SECTION 2.2.  Transactions To Be Effected at the Closing.  At the
                        -------------------------------------------
Closing:

          (a) Seller shall deliver or cause to be delivered to Purchaser such appropriately executed deeds, bills of sale, assignments and other instruments of transfer providing for the sale, assignment, transfer, conveyance and delivery as contemplated by this Agreement of the Acquired Assets in form and substance reasonably satisfactory to Purchaser and its counsel (it being understood that any such deed, bill of sale, assignment or other instrument shall not provide for any representations or warranties or any obligations or liabilities that are not otherwise expressly provided for in this Agreement), together with resignations as director of each director of each Sold Subsidiary; and

          (b) Purchaser shall deliver to Seller (or, at Seller's direction, one or more Selling Subsidiaries) (i) by wire transfer to an account designated in writing by Seller prior to the Closing of immediately available funds in an amount equal to the Purchase Price plus or minus an estimate prepared by Seller and delivered to Purchaser at least two business days prior to the Closing Date of any adjustment to the Purchase Price under Section 2.3 (the Purchase Price plus or minus such estimate being herein referred to as the "Closing Date Amount") and (ii) such appropriately executed assumption agreements and other instruments of assumption providing for the assumption of, and indemnification against, the Assumed Liabilities as contemplated by this Agreement in form and substance reasonably satisfactory to Seller and its counsel (it being understood that any such deed, bill of sale, assignment or other instrument shall not provide for any representations or warranties or any obligations or liabilities that are not otherwise expressly provided for in this Agreement).

          SECTION 2.3.  Purchase Price Adjustment. (a)  Within 60 days
                        --------------------------
after the Closing Date, Seller shall prepare and deliver to Purchaser (i) an audited combined balance sheet of the Division as of the Closing Date (the "Closing Balance Sheet"), prepared from the books and records of Seller and its subsidiaries relating to the Division in accordance with generally accepted accounting principles applied on a consistent basis with the Balance Sheet, together with a report thereon prepared and certified by Price Waterhouse, (ii) a statement (the "Closing Statement") setting forth Working Capital (as defined below) as of the close of business on the Closing Date ("Closing Working Capital"), together with a certificate of Price Waterhouse that the Closing Statement has been prepared in compliance with the requirements of this Section 2.3 , (iii) a statement setting forth the Restructuring Amount (as defined below) as of the close of business on the Closing Date and (iv) a statement setting forth the Norden Amount (as defined below) as of the close of business on the Closing Date.

          Purchaser shall cause the employees of the Division to assist Seller in the preparation of the Closing Balance Sheet and the Closing Statement and shall provide Seller access at all reasonable times to the personnel, properties, books and records of the Division for such purpose. Seller's independent auditors may participate in the preparation of the Closing Statement and Purchaser's independent auditors may review the preparation of, and all working papers related to, the Closing Balance Sheet and the Closing Statement; provided, however, that Purchaser acknowledges that Seller shall have the
--------  -------
primary
responsibility and authority for preparing the Closing Balance Sheet and the Closing Statement.

          At Purchaser's option and expense, a physical of the inventory shall be conducted by Sellers consistent with past practice on or before the Closing Date for the purpose of preparing the Closing Balance Sheet, and each of Seller and Purchaser and their respective independent auditors shall have the right to observe the taking of such physical inventory. Any costs or expenses incurred by the Division in connection with such taking of such physical inventory shall be added back in determining Closing Working Capital.

          During the 30-day period following Purchaser's receipt of the Closing Statement, subject to signing of customary releases, Purchaser and its independent auditors shall be permitted to review Seller's independent auditors' working papers relating to the Closing Balance Sheet and the Closing Statement. The Closing Statement shall become final and binding upon the parties on the thirtieth day following delivery thereof, unless Purchaser gives written notice of its disagreement with the Closing Statement ("Notice of Disagreement") to Seller prior to such date. Any Notice of Disagreement shall (A) specify in reasonable detail the nature of any disagreement so asserted, (B) only include disagreements based on Closing Working Capital not being calculated in accordance with this Section 2.3 (which includes disagreements based on the Closing Balance Sheet and the Closing Statement not being in compliance with the requirements of this Section 2.3) and (C) be accompanied by a certificate of Purchaser that it has complied with the covenants set forth in Section 2.3(f). If a Notice of Disagreement is received by Seller in a timely manner, then the Closing Statement (as revised in accordance with clause (I) or (II) below) shall become final and binding upon Seller and Purchaser on the earlier of (I) the date Seller and Purchaser resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (II) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below).

          During the 30-day period following the delivery of a Notice of Disagreement, Seller and Purchaser shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. During such period Seller and its independent auditors shall have access to the working papers relating to the Notice of Disagreement. At the end of such 30-day period, Seller and Purchaser shall submit to an independent accounting firm (the "Accounting Firm") for review and resolution any and all matters which remain in dispute and which were properly included in the Notice of Disagreement. The Accounting Firm shall be Ernst & Young or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the parties hereto in writing. Seller and Purchaser shall jointly use all reasonable efforts to cause the Accounting Firm to render a decision resolving the matters submitted to the Accounting Firm within 30 days following submission. Seller and Purchaser agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The cost of any arbitration (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section 2.3 shall be borne by Purchaser and Seller in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. The fees and disbursements of Seller's independent auditors incurred in connection with their review of any Notice of Disagreement shall be borne by Seller, and the fees and disbursements of Purchaser's independent auditors incurred in connection with their review of the Closing Statement shall be borne by Purchaser.

          (b) The Purchase Price shall be increased by the Restructuring Amount, by the Norden Amount and by the amount by which Closing Working Capital exceeds $349,000,000 (the "WC Amount"), and the Purchase Price shall be decreased by the amount by which Closing Working Capital is less than the WC Amount (the Purchase Price as so increased or decreased is herein referred to as the "Adjusted Purchase Price"). If the Closing Date Amount is less than the Adjusted Purchase Price, Purchaser shall, and if the Closing Date Amount is more than the Adjusted Purchase Price, Seller shall, within 10 business days after the Closing Statement becomes final and binding on the parties, make payment by wire transfer in immediately available funds of the amount of such difference, together with interest thereon at the rate of 8.5% per annum, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of actual payment, compounded annually.

          (c) The term "Working Capital" shall mean Current Assets minus Current Liabilities (in each case as defined below). The WC Amount equals Working Capital as set forth on the Statement of Working Capital as of September 30, 1995, attached as
Schedule 2.3 (the "September 30 Statement") plus $12,000,000, and shall not be subject to change regardless of whether the items included therein were in accordance with generally accepted accounting principles or for any other reason whatsoever. Subject to the adjustments described in Schedule 2.3(c), the terms "Current Assets" and "Current Liabilities" shall mean the current assets (other than any Excluded Assets) and current liabilities (other than any Excluded Liabilities), respectively, of the Division, determined in the same way, using the same methods, estimates, methodologies and judgments, as the line items comprising Working Capital on the September 30 Statement (but only to the extent doing so would be in accordance with generally accepted accounting principles consistently applied). The amounts used in preparing the Closing Statement for each category of Current Assets and Current Liabilities shall be the corresponding amount shown on the Closing Balance Sheet with the respective adjustments thereto described on Schedule 2.3(c). Without limiting the generality of the foregoing, Closing Working Capital and the amounts shown on the Closing Balance Sheet are to be determined in the same way, using the same methods, estimates, methodologies and judgments, employed in determining the WC Amount, including using the same accounting methods, policies, practices, assumptions and procedures with consistent classifications, judgments and valuation and estimation methodologies, and using the same methodologies used by Seller in determining its estimates and judgments for evaluating the status of its Contracts (but only to the extent doing so would be in accordance with generally accepted accounting principles consistently applied). Purchaser acknowledges that it has had the opportunity to review Seller's contract estimates at completion. Purchaser agrees that, in calculating the Closing Working Capital, no changes will be made in the estimates at completion except to reflect events occurring between the date of this Agreement and the Closing Date and that any items relating to contract estimates at completion in any Notice of Disagreement will be limited to those proposed changes in contract estimates at completion which are based on such intervening events. The scope of the disputes to be resolved by the Accounting Firm is limited to whether the Closing Statement was prepared in compliance with the requirements of this Section 2.3, and the Accounting Firm is not to make any other determination (including as to whether the WC Amount is correct).

          (d) The term "Restructuring Amount" shall mean the amount by which the cash expenditures by Sellers and the Sold Subsidiaries during the period from October 1, 1995 to the Closing Date, in respect of the restructuring actions described in the second paragraph of note 16 to the Financial Statements (as defined in Section 3.1(c)) (other than the approximately $35 million portion thereof in respect of pension curtailment), exceed the economic benefit realized by Sellers during such period as a result of such expenditures (it being agreed that such economic benefit shall consist of any increased operating margins realized by Sellers during such period as a result of the expense reductions associated with such restructuring actions and any cost recoveries of such expenditures realized by Sellers during such period as a result of increases in billing rates on government contracts).

          (e) The term "Norden Amount" shall mean the amount by which the cash expenditures by Sellers and the Sold Subsidiaries during the period from October 1, 1995 to the Closing Date, in respect of the restructuring actions described in the third paragraph of note 16 to the Financial Statements, exceed the economic benefit realized by Sellers during such period as a result of such expenditures (it being agreed that such economic benefit shall consist of any increased operating margins realized during such period as a result of the expense reductions associated with such restructuring actions and any cost recoveries of such expenditures realized during such period as a result of increases in billing rates on government contracts).

          (f) During the period of time from and after the Closing Date through the resolution of any adjustment to the Purchase Price contemplated by this Section 2.3, Purchaser agrees that it shall maintain the accounting books and records of the Division on which the Closing Balance Sheet is to be based in a manner consistent with the Division's past practices. Without limiting the generality of the foregoing, during the period of time from and after the date of this Agreement through the resolution of any adjustment to the Purchase Price contemplated by this Section 2.3, Purchaser and Seller agree that no changes shall be made in any reserve or other account existing as of September 30, 1995, except as a result of specific events occurring after September 30, 1995, and, in such event, only in a manner consistent with generally accepted accounting principles and past practices. Purchaser shall cooperate in the preparation of the Closing Balance Sheet and the Closing Statement.

          (g) During the period of time from and after the Closing Date through the resolution of any adjustment to the Purchase Price contemplated by this
Section 2.3, Purchaser shall afford to Seller and any accountants, counsel or financial advisers retained by Seller in connection with any adjustment to the Purchase Price contemplated by this

Section 2.3 reasonable access during normal business hours to all the Division's properties, books, contracts, personnel and records relevant to the adjustment contemplated by this Section 2.3.

                                  ARTICLE III

                        Representations and Warranties
                        ------------------------------

          SECTION 3.1.  Representations and Warranties of Seller. Seller
                        -----------------------------------------
hereby represents and warrants to Purchaser as follows:

          (a)  Organization, Standing and Power.  Seller is a corporation duly
               ---------------------------------
organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has the requisite power and authority to own the Acquired Assets owned by it and to carry on the business of the Division as now being conducted.

          (b)  Authority.  Seller has the requisite corporate power and
               ----------
authority to execute this Agreement. Sellers have the requisite corporate power and authority to execute the agreements to be entered into by them at the Closing pursuant hereto (the "Seller Ancillary Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Sellers, or, in the case of the Selling Subsidiaries and in the case of the Seller Ancillary Documents, will be authorized by all necessary corporate action on the part of Sellers prior to the Closing, and do not and will not require the approval of the stockholders of Seller. This Agreement has been duly executed and delivered by Seller and constitutes, and each Seller Ancillary Document to be entered into by any of Sellers will be duly executed and delivered at the Closing and when so executed and delivered will constitute, its legal, valid and binding obligation enforceable against it in accordance with its terms. The execution and delivery of this Agreement by Seller do not, and the consummation by Sellers of the transactions contemplated hereby and the compliance by Sellers with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation (except any acceleration of vesting under the Westinghouse Savings Program) or to loss of a material benefit under, or result in the creation of any Lien (as defined in Section 3.1(f)) upon any of the Acquired Assets under, any provision of (i) the Business Corporation Law of the Commonwealth of Pennsylvania, (ii) the certificate of incorporation or by-laws (or comparable organizational documents) of any of Sellers, (iii) except as disclosed on Schedule 3.1(b), any Intellectual Property, Technology or Contract which is not subject to Section
4.4 or (iv) subject to the filings and other matters referred to in the following sentence, any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to Sellers or the Acquired Assets, other than, in the case of clauses (iii) and (iv) above, any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not (A) have a material adverse effect on the business or financial condition of the Division or (B) materially impair the ability of Seller to perform its obligations under this Agreement. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Sellers or the Acquired Assets in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) compliance with and filings under the Hart-Scott-Rodino

Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) compliance with and filings under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) compliance with the facilities clearance requirements of the Defense Investigative Service of the United States Department of Defense ("DIS"), as set forth in the DIS Industrial Security Regulation and the DIS Industrial Security Manual, as amended from time to time,
(iv) consents or novations which may be required for the assignment of any Intellectual Property, Technology or Contract as contemplated in Section 4.4,
(v) compliance with, and notices and filings under, environmental permits, statutes and regulations, including the Connecticut Transfer Act, Conn. Gen. Stat. (S) 22a-134 et seq. (1993), and the California Health and Safety Code (S)
                  -- ----
25359.7 (1992), (vi) those that may be required solely by reason of Purchaser's (as opposed to any other Person's) participation in the transactions contemplated hereby and (vii) those the failure of which to obtain or make, individually or in the aggregate, would not (A) have a material adverse effect on the business or financial condition of the Division or (B) materially impair the ability of Seller to perform its obligations under this Agreement.

          (c)  Financial Statements.  Schedule 3.1(c) sets forth the unaudited
               ---------------------
combined balance sheet of the Division as of September 30, 1995 (the "Balance Sheet"), and the unaudited combined statement of income of the Division for the nine months ended September 30, 1995, together with the notes to such financial statements (the "Financial Statements"). The Financial Statements have been prepared from the books and records of Seller and its subsidiaries relating to the Division and, except as described in the notes thereto, have been prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the financial condition and the results of operations of the Division as at the date and for the period indicated. The estimated allocation of assets of the Westinghouse Pension Plan between Seller's Electronic Systems Group active employees and other employees as reflected in
Note 13 of the Financial Statements is based on application of the Pension Benefit Guaranty Corporation ("PBGC") safe harbor assumptions set forth in Treas. Reg. (S)1.414(l)-(b)(5)(ii) (the projected benefit obligation in Note 13 having been calculated using other assumptions, as set forth therein).

          (d)  Compliance with Applicable Laws.  Subject to Section 4.4, Sellers
               --------------------------------
have complied with all laws,
regulations, rules and orders of all Governmental Entities applicable to them which relate to the Acquired Assets (including the Truth-In-Negotiations-Act, the Procurement Integrity Act, the Foreign Corrupt Practices Act, the Cost Accounting Standards, the regulations and rules of applicable Governmental Entities governing foreign military sales, the regulations and rules of applicable Governmental Entities governing the submission of progress payment requests on Government Contracts, the regulations and rules of applicable Governmental Entities governing cost accounting and procurement systems with respect to Government Contracts, and any laws, regulations, rules and orders incorporated expressly, by reference or by operation of law into any Government Contract), except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business or financial condition of the Division. Except as set forth in Schedule 3.1(d), since January 1, 1995, Sellers have not received any written notice alleging any non-compliance in a material respect with any such laws, regulations, rules or orders. Except as set forth in Schedule 3.1(d), since January 1, 1995, Sellers have not received any written notice of any administrative, civil or criminal investigation or audit by any Governmental

Entity (including any qui tam action brought under the Civil False Claims Act
                      -------
alleging any irregularity, misstatement or omission arising under or relating to any Contract) relating to the Division which is reasonably likely to be adversely determined and which if adversely determined would have a material adverse effect on the business or financial condition of the Division. This
Section 3.1(d) does not relate to labor and employment matters for which Section 3.1(e) is applicable, employee benefits matters for which Section 3.1(o) is applicable, Environmental Laws (as defined in Section 3.1(p)) for which Section 3.1(p) is applicable or to tax matters for which Section 3.1(q) is applicable.

          (e)  Litigation; Decrees.  Schedule 3.1(e) sets forth a list as of
               --------------------
the date of this Agreement of certain lawsuits, actions and proceedings.
Except as set forth in Schedule 3.1(e) and except for any lawsuit, action or proceeding brought after the date of this Agreement by any Person seeking to delay or prevent, or otherwise challenging, the transactions contemplated hereby, there is no lawsuit, action or proceeding pending, or, to Seller's knowledge, threatened, against any of Sellers relating to the Division (including any relating to the suspension, debarment or similar preclusion of Seller from doing business with a Governmental Entity) which is reasonably likely to be adversely determined and which if adversely determined would have a material adverse effect on the business or financial condition of the Division. Sellers are not in default under any material judgment, order, injunction or decree of any Governmental Entity or arbitrator entered against any of Sellers and relating to the Division.

          (f)  Title to Acquired Assets.  Sellers have good and valid title to
               -------------------------
all the Acquired Assets free and clear of all mortgages, liens, security interests, easements, rights of way, pledges, restrictions or encumbrances of any nature whatsoever (collectively, "Liens"), except for (i) Liens disclosed in
Schedule 3.1(f) or in the Financial Statements or securing debt reflected as a liability on the Balance Sheet, (ii) any progress payment liens arising in the ordinary course of business from progress payments made by the United States Government or any agency thereof or any other Governmental Entity on Government Contracts and (iii) (A) mechanics', carriers', workmen's, repairmen's and other like Liens arising or incurred in the ordinary course of business, (B) Liens for taxes, assessments and other governmental charges that are not yet due and payable or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings and

(C) imperfections of title and other Liens that, individually or in the aggregate, do not materially impair the continued operation of the business of the Division as presently conducted (the Liens described in clauses (i), (ii) and (iii) being herein referred to as "Permitted Liens"). This Section 3.1(f) does not relate to Intellectual Property, Technology, real property, interests in real property or leasehold interests (except that the defined term "Permitted Liens" shall be applicable to Section 3.1(g) to the extent used therein).

          (g)  Real Property.  Schedule 3.1(g)-1 sets forth a list of all
               --------------
material real property and interests in real property owned in fee by Sellers and used by Sellers primarily with respect to the operations of the Division, other than any Excluded Assets (individually, an "Owned Property"). There is no real property or interest in real property owned in fee by Sellers (other than any Excluded Assets) which is material to the operations of the Division as presently conducted which is not listed on Schedule 3.1(g)-1. Schedule 3.1(g)-2 sets forth a list of all material real property and interests in real property leased by Sellers and used by Sellers primarily with respect to the operations of the Division (other than any Excluded Assets) (individually, a "Leased Property"). Sellers have good and insurable fee title to all Owned Property free and clear of all Liens other than
(i) Permitted Liens, (ii) easements, covenants, rights-of-way and other encumbrances or restrictions of record, (iii) any conditions that a current, accurate survey or physical inspection of any Owned Property may show, (iv) zoning, building and other similar restrictions, (v) unrecorded easements, covenants, rights- of-way or other restrictions, (vi) Liens that have been placed by any developer, landlord or other Person (other than Sellers) on property over which any of Sellers has easement rights, none of which items set forth in clauses (iii), (iv), (v) or (vi) above, individually or in the aggregate, materially impair the continued operation of the business of the Division as presently conducted. Except as set forth on Schedule 3.1(g)-2, one of Sellers is the lessee of all the Leased Property and is in possession of the premises purported to be leased thereunder, and each such lease is a valid obligation of one of Sellers without any material default thereunder by Sellers, or, to Seller's knowledge, by the applicable lessor.

          (h)  Intellectual Property and Technology. Schedule 3.1(h) sets forth
               -------------------------------------
a list, as of the date of this Agreement, of all material Intellectual Property (other than licenses) included in the Acquired Assets and, to the extent indicated on such Schedule, such Intellectual Property has been duly registered in, filed in or issued by the United States Copyright Office or the United States Patent and Trademark Office, the appropriate offices in the various states of the United States and the appropriate offices of other jurisdictions. Except as set forth on Schedule 3.1(h), Sellers are the sole and exclusive owner of all material Intellectual Property (other than licenses) and material Technology included in the Acquired Assets. Except as set forth on Schedule 3.1(h), Sellers have not received any written notice from any other Person challenging in any material respect the right of Sellers to use any of the material Intellectual Property or material Technology included in the Acquired Assets or any rights thereunder. Sellers have taken measures, consistent with Seller's corporate practice, to protect the secrecy, confidentiality and value of the material Technology included in the Acquired Assets. Except as set forth in Schedule 3.1(h), to Seller's knowledge, no material Technology (other than unregistered copyrights) included in the Acquired Assets has been used, divulged or appropriated for the benefit of any Person other than Sellers, except where such use, divulgence or appropriation would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business or financial condition of the Division. Sellers have not made any claim in writing of a violation, infringement, misuse or misappropriation by others of their rights to or in connection with any material Intellectual Property or material Technology included in the Acquired Assets. Except as set forth on Schedule 3.1(h), to Seller's knowledge, as of the date of this Agreement, there is no pending or threatened claim by any third Person of a violation, infringement, misuse or misappropriation by any of Sellers of any Intellectual Property or Technology owned by any third Person, or of the invalidity of any patent included in the Acquired Assets, which is reasonably likely to be adversely determined and which if adversely determined would have a material adverse effect on the business or financial condition of the Division. There are no interferences or other contested inter partes proceedings, either pending or, to the knowledge of Seller, threatened, in the United States Copyright Office, the United States Patent and Trademark Office or any Federal, state or local court or before any other Governmental Entity relating to any pending application with respect to any material Intellectual Property included in the Acquired Assets.

          (i)  Insurance.  All the material properties and businesses
               ----------
constituting any part of the Acquired Assets are insured for Sellers' benefit, and will be so insured through the Closing, in amounts and against risks consistent with Seller's corporate practice. Except as set forth on Schedule 3.1(i), Seller does not self-insure any material risks with respect to the Division other than employee benefit plans.

          (j)  Contracts.  Except for Contracts listed on Schedule 3.1(g)-1,
               ----------
3.1(g)-2, 3.1(j) or 3.1(q), none of Sellers is a party to or bound by any Contract relating primarily to the Division that is:

          (i) a Contract for the employment of any Person with an annual base salary in excess of $150,000 or any consulting agreement with any Person involving payments by Sellers in excess of $200,000;

          (ii) a Contract with any labor union;

          (iii) other than Contracts in the ordinary course of business for the purchase or sale of products or services from or to the Division and other than arrangements between the Division and the Center, a Contract with any director, officer, subsidiary or affiliate of Seller that will not be terminated at or prior to the Closing;

          (iv) other than any of the following entered into in the ordinary course of business between the date of this Agreement and the Closing Date and other than letters of credit obtained in the ordinary course of business, an indenture, note, loan or credit agreement or other Contract relating to the borrowing of money in an amount in excess of $1,000,000 by any of Sellers or to the direct or indirect guarantee or assumption by any of Sellers of the obligations of any other Person (other than one of Sellers) for borrowed money in an amount in excess of $1,000,000, including any arrangement which has the economic effect although not the legal form of such a guarantee;

          (v) a power of attorney (other than powers of attorney given in the ordinary course of the Division's business with respect to routine tax and securities matters or with respect to the entering into or administration of Contracts or joint ventures);

          (vi) a covenant not to compete (other than those contained in teaming agreements and those of which the Division is the beneficiary of the covenant in employee-related agreements);

          (vii) a lease or similar agreement under which (A) any of Sellers is a lessee of, or holds or operates, any real property owned by any third Person for an annual rent in excess of $150,000 or (B) any of Sellers is a lessor of, or makes available for use by any third Person, any real property owned or held as lessee by Sellers for an annual rent in excess of $250,000;

          (viii) a lease or similar agreement under which (A) any of Sellers is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any third Person for an annual rent in excess of $50,000 or (B) any of Sellers is a lessor of, or makes available for use by any third Person, any tangible personal property owned (including ownership for tax purposes) by Sellers having a fair market value in excess of $50,000;

          (ix) other than any of the following entered into in the ordinary course of business between the date of this Agreement and the Closing Date, a Contract (including purchase orders), involving the obligation of Sellers to purchase products or services for payment by Sellers of more than $2,000,000 (unless terminable by one of Sellers without payment or penalty of not more than $250,000 upon no more than 60 days' notice);

          (x) other than any of the following entered into in the ordinary course of business between the date of this Agreement and the Closing Date, a Contract (including sales orders) involving the obligation of

     Sellers to deliver products or services with an unfilled order balance of more than $5,000,000, (unless terminable by one of Sellers without payment or penalty of not more than $250,000 upon no more than 60 days' notice) (the Contracts set forth on Schedule 3.1(j) pursuant to this clause (x) representing approximately 70% of the backlog of the Division as reflected in the records of the Division as of November 30, 1995);

          (xi) other than any progress payment liens arising from progress payments made by the United States Government or any agency thereof or any other Governmental Entity on Government Contracts, a mortgage, pledge, security agreement, deed of trust or other document granting a material Lien (including Liens upon properties acquired under conditional sales, capital lease or other title retention or security devices);

          (xii) other than any of the following entered into in the ordinary course of business between the date of this Agreement and the Closing Date, a Contract providing for the formation of a joint venture, teaming agreement or partnership;

          (xiii) other than any of the following entered into in the ordinary course of business between the date of this Agreement and the Closing Date, any financing arrangement with any third Person with respect to the performance of any Government Contract; or

          (xiv) other than any of the following entered into in the ordinary course of business between the date of this Agreement and the Closing Date, a third party Contract that relates primarily to the Center.

Subject to Section 4.4 and except as disclosed in Schedule 3.1(g)-1, 3.1(g)-2 or 3.1(j), Sellers are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any Contract listed in Schedule 3.1(g)-1, 3.1(g)-2 or 3.1(j). To Seller's knowledge, except as disclosed in Schedule 3.1(g)-1, 3.1(g)-2 or 3.1(j), as of the date of this Agreement, none of the other parties to any such Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. As of the date of this Agreement, Sellers have not, except as disclosed in Schedule 3.1(g)-1, 3.1(g)-2 or 3.1(j), (i) received any written notice of the intention of any party to terminate any Contract listed in Schedule 3.1(g)-1, 3.1(g)-2 or 3.1(j), whether as a termination for convenience or for default of any of Sellers thereunder, or (ii) since January 1, 1995, received any written cure notice or show cause notice (as defined in the Federal Acquisition Regulations Part 49, (P) 49.607(a) and (b), respectively) in respect of any such Contract which is a Government Contract. To Seller's knowledge, except as disclosed in Schedule 3.1(g)-1, 3.1(g)-2 or 3.1(j), as of the date of this Agreement, there is no pending claim or request for equitable adjustment under any Government Contract by any Governmental Entity which is reasonably likely to be adversely determined and which if adversely determined would have a material adverse effect on the business or financial condition of the Division. To Seller's knowledge, Sellers have complied in all material respects with all of their obligations relating to any equipment or fixtures owned by any Governmental Entity and loaned, bailed or otherwise furnished to or held by any of Sellers, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business or financial condition of the Division. Complete and correct copies of all Contracts referred to in Schedule 3.1(g)-1, 3.1(g)-2 and 3.1(j), together with all amendments thereto (other than any amendments thereto entered into after the date of this Agreement in the ordinary course of business), have been delivered or made available to Purchaser.

          (k)  Investments.  Schedule 3.1(k) is a list of all Investments (other
               ------------
than Investments that are Excluded Assets) owned by Sellers on the date of this Agreement relating primarily to the Division.

          (l)  Suppliers.  Schedule 3.1(l) contains a list of the names and
               ----------
addresses of the ten largest suppliers (indicating dollar volume of product purchases for each) of products and services to the Division for the twelve months ended December 31, 1995.

          (m)  Sufficiency of Acquired Assets.  The Acquired Assets (including
               -------------------------------
all contract and other rights included therein) comprise all the assets owned by Sellers that (taking into account the assets of the Sold Subsidiaries and the license to be granted pursuant to Section 4.9(b)) are necessary for the conduct of the Division's business in all material respects as presently conducted, except for the Excluded Assets.

          (n)  Absence of Certain Changes or Events.  Except as set forth in the
               ------------------------------------
Schedules hereto or as contemplated by this Agreement, since the date of the Financial Statements Sellers have conducted the business of the Division in all material respects only in the ordinary course consistent with past practice. Except as set forth in the Schedules hereto or as contemplated by this Agreement, since the date of the Financial Statements there has not been any material adverse change in the business or financial condition of the Division, other than seasonal changes, changes relating to the economy in general or changes relating to the Division's industry in general. Purchaser acknowledges that there may be disruptions to the Division's business as a result of Purchaser's identity as the proposed acquiror of the Division, and Purchaser agrees that such disruptions and any changes attributable thereto shall not constitute a breach of this Section 3.1(n).

          (o)  Employee Benefits.  (i)  Schedule 3.1(o)(i) contains a list of
               ------------------
each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (hereinafter a "Pension Plan"), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) (hereinafter a "Welfare Plan") and each other material plan, arrangement or policy relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits or other employee benefits, in each case currently maintained or contributed to by Sellers or their affiliates on behalf of active employees of the Division or the Center who are employed in the United States (all the foregoing being herein called "Benefit Plans") and, to the knowledge of Seller, each employee benefit plan maintained or contributed to by

Sellers or their affiliates outside the United States on behalf of active foreign employees of the Division who are employed outside the United States ("Foreign Plans"). Seller has made available (or, in the case of item (4) of this sentence, shall make available as soon as practicable after the date of this Agreement) to Purchaser copies of (1) each Benefit Plan, (2) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan, (3) the most recent summary plan description (or similar document) for each Benefit Plan and (4) all insurance policies and material service agreements relating to the Benefit Plans. Each Benefit Plan and each Foreign Plan which is currently maintained or contributed to by Sellers or their affiliates solely on behalf of the Division (each, a "Free-Standing Plan") is so indicated on Schedule 3.1(o)(i).

          (ii) To the knowledge of Seller, except as disclosed in Schedule 3.1(o)(ii), there are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that could give rise to any material liability to Purchaser.

          (iii) Except as disclosed in Schedule 3.1(o)(iii), (x) all contributions to Benefit Plans that are Pension Plans (hereinafter "Business Pension Plans") that were required to be made in accordance with Section 302 of ERISA or Section 412 of the Code, have been timely made, (y) no Business Pension Plan has applied for or received a waiver of the minimum funding standards imposed by Section 412 of the Code and (z) no Business Pension Plan has an "accumulated funding deficiency" within the meaning of Section 412(a) of the Code as of its most recent plan year.

          (iv) Except as disclosed in Schedule 3.1(o)(iv), all the Benefit Plans, as adopted or as they may have been amended, to the knowledge of Seller, comply in all material respects with currently applicable provisions of the Code and ERISA and other applicable laws. Seller has made available to Purchaser a copy of the most recent determination letter received with respect to each Business Pension Plan for which such a letter has been issued.

          (v) Except as disclosed in Schedule 3.1(o)(v), with respect to any Business Pension Plan subject to Title IV of ERISA, to the knowledge of Seller, no event has occurred, or is reasonably expected to occur as a result of the transactions contemplated by this Agreement, which will result in any material liability to any such plan or to the

PBGC, other than for the payment of contributions or premiums, all of which have been paid when due. Seller has made available to Purchaser the most recent actuarial report or valuation with respect to each Business Pension Plan that is a "defined benefit plan" (as defined in Section 3(35) of ERISA).

          (vi) Except as disclosed in Schedule 3.1(o)(vi), to the knowledge of Seller, Sellers comply in all material respects with the applicable requirements of Section 4980B(f) of the Code with respect to each Benefit Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code).

          (vii) Except as disclosed in Schedule 3.1(o)(vii), neither the Westinghouse Pension Plan nor any Benefit Plan disclosed in Schedule 3.1(o)(i) which is a Welfare Plan that provides for post-retirement medical or dental benefits has been amended in any material respect since September 30, 1995, that has increased the benefits provided to individual participants or beneficiaries thereunder.

          (p)  Environmental Matters.  Except as disclosed to Purchaser prior to
               ----------------------
the execution of this Agreement or as disclosed on Schedule 3.1(p):

          (i) Sellers are in compliance with all Environmental Laws (as defined below), except for violations of Environmental Laws that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business or financial condition of the Division;

          (ii) Sellers hold, and are in compliance with, all Permits required under Environmental Laws for Sellers to conduct the business of the Division conducted by them, except for the absence of, or noncompliance with, such Permits that would not, in all such cases taken individually or in the aggregate, reasonably be expected to have a material adverse effect on the business or financial condition of the Division; and

          (iii) prior to the date of this Agreement, (A) to Seller's knowledge, there are no events, conditions, actions, or omissions relating to the conduct of the business of the Division that have given or will give rise to any Environmental Liability (as defined below) based on or related to the use, processing, generation, treatment, storage, disposal, transport, emission, discharge, release or threatened release of any Hazardous Substance (as defined below), and (B) Seller has not received any written notice of the institution or pendency of any lawsuit, action, proceeding, investigation or claim by any Person alleging any Environmental Liability arising from or relating to the conduct of the business of the Division, except for all such cases under (A) and (B) that would not, taken individually or in the aggregate, reasonably be expected to have a material adverse effect on the business or financial condition of the Division.

     (iv)  As used herein:

          "Environmental Laws" means any domestic or foreign, Federal, state, interstate or local statute, law or regulation having the force of law and in effect and promulgated as such as of the Closing Date (collectively "Pre-Closing Environmental Laws and Regulations") or any order, injunction, judgment, decree, common law or other enforceable requirement of any Governmental Entity, except to the extent that it sets forth more stringent or additional requirements than those authorized by Pre-Closing Environmental Laws and Regulations, and relating to the protection of human health, safety or the environment, including any of the foregoing related to: (i) Remedial Actions; (ii) the reporting, licensing, permitting, or investigating of the emission, discharge, release or threatened release of Hazardous Substances into the air, surface water, groundwater or land; (iii) the manufacture, release, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Substances; or (iv) the protection of the health and safety of employees or the public.

     "Environmental Liability" means any liability or obligation arising under Environmental Laws in connection with the Acquired Assets or the business or operation of the Division to the extent arising from any condition existing or any act or omission of Seller at or prior to the Closing Date, including claims, demands, assessments, judgments, orders, causes of action (including toxic tort suits), notices of actual or alleged violations or liability (including such notices regarding the disposal or release of Hazardous Substances on the Premises or elsewhere), proceedings and any associated costs, assessments, losses, damages (except consequential damages), obligations, liabilities, awards, fines, sanctions, penalties, or amounts paid in settlement (including reasonable costs, fees and expenses of attorneys, accountants, consultants and other agents of such Person).

     "Hazardous Substance" means any substance or material: (i) that is defined as a "hazardous waste" or

"hazardous substance" under any Environmental Law; (ii) that is considered toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise regulated under any Environmental Law; or (iii) that contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls or asbestos.

          "Remedial Action" means any response action, removal action, remedial action, corrective action, monitoring program, sampling program, investigation or other cleanup activity required by any Environmental Law to clean up, remove, remediate, treat or abate any Hazardous Substance in the environment.

          (q)  Taxes.  Except as set forth on Schedule 3.1(q):
               ------

          (i) Seller and the Sold Subsidiaries have timely filed, after giving effect to any applicable extensions, all material Tax Returns required to be filed with respect to the Acquired Assets and the income or operations of the Division, and all such Tax Returns were complete and correct at the time of filing. Each of Seller and the Sold Subsidiaries has timely paid, after giving effect to any applicable extensions, all material taxes required to be paid by it with respect to the Acquired Assets and the income or operations of the Division, or such taxes have been paid on its behalf.

          (ii) No taxing authority is asserting in writing any material tax deficiency that has not been adequately reserved for, and no liens for material taxes exist (other than liens for taxes not yet due or for taxes being contested in good faith), with respect to the Acquired Assets or the income or operations of the Division.

          (iii) All material amounts that are required to be collected or withheld by Seller or the Sold Subsidiaries with respect to the Division have been duly collected and withheld, and any such amounts that are required to have been remitted to any taxing authority have been duly remitted.

            (iv) (A) No Acquired Asset or asset of any Sold Subsidiary is property that is required to be treated as owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and (B) to the knowledge of Seller, no material Acquired Asset or material asset of any Sold Subsidiary constitutes "tax exempt use property" within the meaning of Section

     168(h) of the Code. The applicable safe harbor leases are set forth on
     Schedule 3.1(q).

          (v) To the knowledge of Seller, no material Acquired Asset or material asset of any Sold Subsidiary secures any debt the interest on which is tax exempt under Section 103 of the Code.

          (vi) The statute of limitations (A) in respect of the Division's Federal Income Taxes has closed for all taxable periods up to and including the taxable year ended December 31, 1989 and (B) in respect of Seller's, Xetron Corporation's and Perceptics Corporation's sales and use taxes relating to the Division has not been extended.

          (vii) No Sold Subsidiary is a party to any agreement providing for the sharing of taxes among members of a group filing consolidated, combined or unitary Tax Returns (or comparable Tax Returns for foreign purposes).

          (viii) No material contract of the Division that is a long-term contract (for purposes of Section 460 of the Code) and that was entered into after June 20, 1988 has been reported on a method of tax accounting other than the 100 percent percentage of completion method for Income Tax purposes.

          (r)  Sold Subsidiaries.  Each Sold Subsidiary is a corporation duly
               ------------------
organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own its assets and to carry on its business as now being conducted. Except as disclosed to Purchaser prior to the execution of this Agreement, Seller has heretofore delivered to Purchaser true and complete copies of the certificate of incorporation and by-laws of each Sold Subsidiary, as amended through the date of this Agreement. The authorized and outstanding capital stock of each Sold Subsidiary is as set forth on Schedule 3.1(r), and, except as set forth on such Schedule (and except for directors' qualifying shares), one of Sellers is the record and beneficial owner of all such outstanding capital stock.

          (s)  Clearances.  Except to the extent prohibited by the National
               -----------
Industrial Security Program Operating Manual (NISPOM), Schedule 3.1(s) sets forth, as of the date set forth therein, all facility security clearances held by Sellers to the extent relating to the Acquired Assets and the number of personnel holding security clearances at each such facility.

          (t)  Sales Representatives.  To the knowledge of Seller, Schedule
               ----------------------
3.1(t) sets forth, as of the date set forth therein, the names of all sales representatives providing sales representation services to the Division to the extent relating to the Acquired Assets.

          SECTION 3.2.  Representations and Warranties of Purchaser.  Purchaser
                        --------------------------------------------
hereby represents and warrants to Seller as follows:

          (a)  Organization, Standing and Power.  Purchaser is a corporation
               ---------------------------------
duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted.

          (b)  Authority.  Purchaser has the requisite corporate power and
               ----------
authority to execute this Agreement and the agreements to be entered into by it at the Closing pursuant hereto (the "Purchaser Ancillary Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser, or, in the case of Purchaser Ancillary Documents, will be duly authorized by all necessary corporate action on the part of Purchaser prior to the Closing, and do not and will not require the approval of the stockholders of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes, and each Purchaser Ancillary Document will be duly executed and delivered by Purchaser at or prior to the Closing and when so executed and delivered will constitute, a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms. The execution and delivery of this Agreement by Purchaser do not, and the consummation by Purchaser of the transactions contemplated hereby and the compliance by Purchaser with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of Purchaser's assets under, any provision of (i) the General Corporation Law of the State of Delaware, (ii) the certificate of incorporation or by-laws (or comparable organizational documents) of Purchaser or (iii) subject to the filings and other matters referred to in the following sentence, any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to Purchaser, other than, in the case of clause (iii) above, any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not materially impair the ability of Purchaser to perform its obligations under this Agreement. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act, (ii) compliance with and filings under
Section 13(a) of the Exchange Act, (iii) compliance with the facilities clearance requirements of the DIS, as set forth in the DIS Industrial Security Regulation and the DIS Industrial Security Manual, as amended from time to time,
(iv) consents or novations which may be required for the assignment of any Intellectual Property, Technology or Contract as contemplated in Section 4.4,
(v) compliance with, and notices and filings under, environmental permits, statutes and regulations, including the Connecticut Transfer Act, Conn. Gen. Stat. (S) 22a-134 et seq. (1993), and the California Health and Safety Code (S) 25359.7 (1992), and (vi) those the failure of which to obtain or make, individually or in the aggregate, would not materially impair the ability of Purchaser to perform its obligations under this Agreement.

          (c)  Security Clearance.  Purchaser controls facilities classified for
               -------------------
United States government security purposes as high as the level of "Top Secret", and employs individuals holding United States government security clearances as high as the level of "Top Secret".

          (d)  Financing.  Purchaser has obtained from certain financial
               ----------
institutions (the "Banks") firm commitments pursuant to a commitment letter dated January 2, 1996, (as in effect on the date of this Agreement, the "Commitments") to provide financing sufficient to enable it to consummate the transactions contemplated hereby. A true and complete copy of such commitment letter has been provided to Seller.

                                  ARTICLE IV

                                   Covenants
                                   ---------

          SECTION 4.1.  Covenants of Seller Relating to Conduct of Business.
                        ----------------------------------------------------
During the period from the date of this Agreement and continuing until the Closing, Seller agrees (except as expressly provided in this Agreement or the Schedules or to the extent that Purchaser shall otherwise consent in writing) that:

          (a)  Ordinary Course.  Sellers shall carry on the business of the
               ----------------
Division in the ordinary course in substantially the same manner as presently conducted and use all reasonable efforts consistent with past practices (including as to levels of capital expenditures) to preserve intact the Division's present business organization, keep available the services of the Division's present officers and employees and preserve the Division's relationships with customers, suppliers and others having business dealings with the Division. Seller shall not sell, assign or convey any material long term asset (other than as requested by Purchaser pursuant to Section 4.14(l) or among any of Sellers or any Sold Subsidiary) constituting an Acquired Asset. Seller shall not incur any long term indebtedness for borrowed money (including purchase money financing) which would constitute an Assumed Liability.

          (b)  No Other Bids.  Seller shall not, nor shall it authorize or
               --------------
permit any officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by, Seller to, (i) solicit or encourage (including by way of furnishing non-public information) any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any "other acquisition" or (ii) engage in any discussions or negotiations or enter into any agreement with respect to any other acquisition. Seller shall promptly advise Purchaser orally and in writing of any such inquiries or proposals. As used in this paragraph, "other acquisition" shall mean any transaction involving the acquisition by a Person other than Purchaser in any manner of all or substantially all the Division.

          (c)  Other Actions.  Seller shall not take any action that would, or
               --------------
that would reasonably be expected to, result in any of the conditions to the Closing set forth in Article V not being satisfied.

          (d)  Advise of Changes.  Seller shall promptly advise Purchaser in
               ------------------
writing of the occurrence of any material adverse change in the business or financial condition of the Division.

          SECTION 4.2.  Access to Information.  Seller shall afford to
                        ----------------------
Purchaser and its accountants, counsel and other representatives reasonable access during normal business hours during the period prior to the Closing to all the properties, books, Contracts, commitments, tax returns and records of the Division (other than the Excluded Assets), and, during such period shall furnish promptly to Purchaser any information concerning the Division (other than the Excluded Assets) as Purchaser may reasonably request; provided,
                                                               --------
however, that Seller is under no obligation to disclose to Purchaser any (i)
-------
"Classified Information" other than in compliance with the DIS Industrial
Security

Regulations, the DIS Industrial Security Manual and any other applicable government security regulations, (ii) any information the disclosure of which is restricted by Contract or applicable law except in strict compliance with the applicable Contract or law and (iii) any information as to which the attorney-client privilege may be available, until a mutually satisfactory joint defense agreement has been executed by Purchaser and Seller. Purchaser acknowledges that any information being provided to it or its representatives by Sellers pursuant to or in connection with this Agreement is subject to the terms of a confidentiality agreement between Purchaser and Seller dated December 7, 1995 (the "Confidentiality Agreement"), which terms are incorporated herein by reference.

          SECTION 4.3.  Governmental Approvals, etc.  (a) Each of Purchaser and
                        ----------------------------
Seller shall as promptly as practicable, but in no event later than five business days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission and the United States Department of Justice, the notification and report form under the HSR Act required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Each of Purchaser and Seller shall as promptly as practicable comply with any other laws of any country and the European Union which are applicable to any of the transactions contemplated hereby and pursuant to which any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person in connection with such transactions is necessary. Each of Purchaser and Seller shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing, registration or declaration which is necessary under the HSR Act or any other such laws. Purchaser and Seller shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Entity, and shall comply promptly with any such inquiry or request. Purchaser shall use its best efforts to obtain any clearance under the HSR Act or any other consent, approval, order or authorization of any Governmental Entity, necessary in connection with the transactions contemplated hereby or to resolve any objections which may be asserted by any Governmental Entity with respect to the transactions contemplated hereby, including by executing agreements and submitting to judicial or administrative orders to hold separate and divest any business or assets of the Division or of Purchaser or any of its subsidiaries.

          (b)  Subject to the terms and conditions of this Agreement, each party shall use its best efforts to cause the Closing to occur, including (i) as contemplated by Section 4.3(a) or 4.4, (ii) defending against any lawsuits, actions or proceedings, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Entity that is not yet final and nonappealable vacated or reversed; provided, however, that none of Sellers or their affiliates shall be
--------  -------
required to make any material monetary expenditure, commence or be a plaintiff in any litigation or offer or grant any material accommodation (financial or otherwise) to any third Person. Without limiting the foregoing, each party shall use its best efforts (subject to the proviso in the immediately preceding sentence) to cause the Closing to occur by March 1, 1996.

          SECTION 4.4.  Novation of Government Contracts and Third Party
                        ------------------------------------------------
Consents.  (a) As soon as practicable following the Closing, Purchaser shall
--------
prepare (with Seller's
assistance), in accordance with Federal Acquisition Regulations Part 42, (P)
42.12 and any applicable agency regulations or policies, a written request meeting the requirements of the Federal Acquisition Regulations Part 42, as reasonably interpreted by the Responsible Contracting Officer (as such term is defined in Federal Acquisition Regulations Part 42, (P) 42.1202(a)), which shall be submitted by Seller to each Responsible Contracting Officer, for the United States Government to (i) recognize Purchaser as Sellers' successor in interest to all the Acquired Assets constituting Contracts made with the United States Government (collectively, "Government Contracts"); and (ii) to enter into a novation agreement (a "Novation Agreement") in form and substance reasonably satisfactory to Purchaser and Seller and their respective counsel, pursuant to which, subject to the requirements of the Federal Acquisition Regulations Part 42, all of Sellers' right, title and interest in and to, and all of Sellers' obligations and liabilities under, each such Government Contract shall be validly conveyed, transferred and assigned and novated to Purchaser by all parties thereto. Purchaser shall provide to Seller promptly any information regarding Purchaser required in connection with such request. Seller and Purchaser shall each use all reasonable efforts to obtain all consents, approvals and waivers required for the purpose of processing, entering into and completing the Novation Agreements with regard to any of the Government Contracts, including responding to any requests for information by the United States Government with regard to such Novation Agreements.

          (b) In the event that any and all novations, transfer or other agreements, consents, approvals or waivers necessary for the assignment, transfer or novation of any Acquired Asset constituting Intellectual Property, Technology or a Contract, or any claim, right or benefit arising thereunder or resulting therefrom, shall not have been obtained prior to the Closing Date, then as of the Closing, this Agreement, to the extent permitted by law, shall constitute full and equitable assignment by Sellers to Purchaser of all of Sellers' right, title and interest in and to, and all of Sellers' obligations and liabilities under, such Intellectual Property, Technology and Contracts, and, in the case of Contracts, Purchaser shall be deemed Sellers' agent for purpose of completing, fulfilling and discharging all of Sellers' liabilities under any such Contract. The parties shall take all necessary steps and actions to provide Purchaser with the benefits of such Intellectual Property, Technology and Contracts, and, in the case of Contracts, to relieve Sellers of the performance and other obligations thereunder, including entry into subcontracts for the performance thereof. Purchaser agrees to pay, perform and discharge, and indemnify Sellers against and hold Sellers harmless from, all obligations and liabilities of Sellers relating to such performance or failure to perform under such Contracts.

          (c) In the event Sellers shall be unable to make the equitable assignment described in Section 4.4(b), or if such attempted assignment would give rise to any right of termination, or would otherwise adversely affect the rights of Sellers or Purchaser under such Intellectual Property, Technology or Contract, or would not assign all Sellers' rights thereunder at the Closing, Sellers and Purchaser shall continue to cooperate and use all reasonable efforts to provide Purchaser with all such rights. To the extent that any such consents and waivers are not obtained, or until the impediments to such assignment are resolved, Sellers shall use all reasonable efforts (without the expenditure, in the aggregate, of any material sum) to (i) provide to Purchaser, at the request of Purchaser, the benefits of any such Intellectual Property, Technology or Contract to the extent related to the Division, (ii) cooperate in any lawful arrangement designed to provide such benefits to Purchaser and (iii) enforce, at the request of and for the account of Purchaser, any rights of Sellers arising from any such Intellectual Property, Technology or Contract against any third Person (including any Governmental Entity) including the right to elect to terminate in accordance with the terms thereof upon the advice of Purchaser. To the extent that Purchaser is provided the benefits of any Intellectual Property, Technology or Contract referred to herein (whether from Sellers or otherwise), Purchaser shall perform at the direction of Seller and for the benefit of any third Person (including any Governmental Entity) the obligations of Sellers thereunder or in connection therewith, and Purchaser agrees to pay, perform and discharge, and indemnify Sellers against and hold Sellers harmless from, all obligations and liabilities of Sellers relating to such performance or failure to perform, and in the event of a failure of such indemnity, Sellers shall cease to be obligated under this Agreement in respect of the Intellectual Property, Technology or Contract which is the subject of such failure.

          (d)  In connection with obtaining the consents contemplated by this
Section 4.4, Sellers shall not consent to any modification of any Contract included in the Acquired Assets which would adversely affect the rights of Purchaser under such Contract without the prior written consent of Purchaser.

          SECTION 4.5.  (a)  Employment.
                             -----------

          (i)  Continuation of Employment.  Purchaser shall offer employment to
               ---------------------------
(x) each Division employee (including any individual whose principal place of employment is on the Premises, who primarily renders services on behalf of the Division and whose compensation cost is borne primarily by the Division) of Sellers or their affiliates (a "Division Employee") who is actively at work on the Closing Date and (y) each employee in the Center, but excluding any employee in the Information Technology Group (each employee in the Center other than an employee of the Information Technology Group being referred to herein as a "Center Employee") who is actively at work on the Closing Date (Division Employees and Center Employees being collectively referred to herein as "Active Employees"). Purchaser shall also honor any legal obligation of Sellers or Purchaser to reemploy any Division Employee and Center Employee who is not actively at work on the Closing Date due to leave of absence, disability leave, military leave or layoff with recall rights (collectively, "Inactive Employees"). The period of such employment shall in the case of Active Employees begin on the Closing Date and in the case of Inactive Employees on the date that they first become eligible for reemployment. For purposes hereof, any Division Employee or Center Employee who is not actively at work on the Closing Date due to a short-term absence (including due to vacation, holiday, illness or injury of shorter duration than a short-term disability, jury duty or death leave) in accordance with applicable policies of the Sellers or their affiliates shall be deemed an Active Employee. For purposes of this Agreement, Active Employees who immediately following the Closing continue their employment with the Division or Center, as applicable, and Inactive Employees, whether or not they become reemployed by Purchaser (but excluding any Division Employee or Center Employee whose recall rights result solely from a scheduled reduction in force) shall be referred to herein collectively as "Transferred Employees".

          (ii)  Terms of Offer/Continuation of Compensation and Benefits.
                ---------------------------------------------------------
Subject to subsections (b), (c), (d), (e) and (f) of this Section 4.5, Purchaser's offer of employment under (i) above shall provide, and Purchaser shall maintain, compensation and benefit plans and arrangements which in the aggregate as to each Transferred Employee are comparable to the wages and benefits in effect on the date of this Agreement for a period of not less than two years following the Closing Date (or, in the case of Transferred Employees who are subject to a collective bargaining agreement, the period required therein). Purchaser shall have welfare benefit plans in effect on the Closing Date providing continuous uninterrupted medical and dental benefits, life insurance and disability benefit coverage for the Transferred Employees and their dependents who immediately prior to the Closing were covered under welfare benefit plans by Sellers. Purchaser shall recognize each Transferred Employee's eligibility service with Sellers or their affiliates as of the Closing Date as eligibility service with Purchaser for purposes of determining eligibility and benefit levels as applicable in Purchaser's welfare benefit plans, vacation, disability, severance and similar benefits. Purchaser shall cause to be waived any pre-existing condition limitation under the welfare plans applicable to Transferred Employees or their dependents and shall recognize (or cause to be recognized) the dollar amount of all expenses incurred by Transferred Employees and their dependents during the 1996 calendar year for purposes of satisfying the 1996 calendar year deductibles and co-payments limitations under the relevant welfare benefit plans of Purchaser.

          (b)  Accrued Vacation.  Purchaser shall credit each Transferred
               -----------------
Employee with the unused vacation days and any personal and sickness days accrued in accordance with the vacation and personnel policies and labor agreements of Sellers or their affiliates in effect as of the Closing Date.

          (c)  Union Representation.  Purchaser agrees to (i) recognize each
               ---------------------
union which at the Closing Date represents any of the Transferred Employees as the collective bargaining representatives of such employees as of the Closing Date and (ii) provide such employees with comparable wages and benefits as those in effect on the date of this Agreement.

          (d)  Benefit Plans.
               --------------

          (i)  Pension Plan.  Purchaser shall, effective as of the Closing,
               -------------
establish a defined benefit plan (or designate an existing defined benefit plan of Purchaser), intended to qualify under Section 401(a) of the Code and providing benefits to Transferred Employees who immediately prior to the Closing were participating in, and accruing eligibility service under, the Westinghouse Pension Plan (such new or existing defined benefit plan of Purchaser being referred to herein as "Purchaser's Pension Plan"). Each Transferred Employee participating in the Westinghouse Pension Plan prior to the Closing shall thereupon become a participant in Purchaser's Pension Plan, with credit

(without duplication) for all service with Sellers and their affiliates for purposes of eligibility, vesting and benefit accrual (including eligibility for early retirement and ancillary benefits).

          As soon as practicable after the Closing, Seller shall cause to be transferred from the Westinghouse Pension Plan to Purchaser's Pension Plan all accrued benefits and other liabilities of the Westinghouse Pension Plan relating to Transferred Employees (the "Transferred Benefits") in the form and manner described below.

          Following the transfer of assets and liabilities from the Westinghouse Pension Plan to Purchaser's Pension Plan as provided herein, Sellers and their affiliates shall have no further liability whatsoever (either under this Agreement or otherwise) with respect to the Transferred Employees for benefits under the Westinghouse Pension Plan.

          Seller shall cause Kwasha Lipton ("Seller's Actuary") to determine the amount of assets required by Section 414(l) of the Code for the Transferred Benefits obligation based on allocating assets by priority categories described in Section 4044(a) of ERISA (the "414(l) Amount"), to be transferred from the Westinghouse Pension Plan to Purchaser's Pension Plan. The 414(l) Amount shall be determined as of the Closing Date by Seller's Actuary on the basis of the PBGC's safe harbor assumptions set forth in Treasury Regulation
Section 1.414(l)-1(b)(5)(ii). The actuarial calculation of the liabilities by PBGC priority categories underlying the 414(l) Amount determined by Seller's Actuary shall be reviewed by an actuarial firm designated by Purchaser ("Purchaser's Actuary"). In the event of a dispute between Seller's Actuary and Purchaser's Actuary as to whether the actuarial calculation so determined by Seller's Actuary satisfies the requirements of Section 414(l) of the Code and
Section 4044 of ERISA, Seller's Actuary and Purchaser's Actuary shall jointly select a third actuarial firm of national repute to review the calculation, and the determination of such third firm shall be final and binding upon the parties. Seller and Purchaser shall each pay the cost of its own actuary and the cost of the third actuarial firm shall be shared equally by Seller and Purchaser. As soon as practicable following (i) the Closing Date, and (ii) receipt by Seller of an opinion of Purchaser's counsel, reasonably satisfactory to Seller, that Purchaser's Pension Plan meets the requirements for qualification under Section 401(a) of the Code, Seller shall cause to be transferred from the Master Trust for the Westinghouse Pension Plan (the "Master Trust") to the trust established for Purchaser's Pension Plan, in the form of cash and other assets mutually acceptable to Seller and Purchaser, the 414(1) Amount, plus or minus any earnings and losses thereon (based upon the earnings and losses of the Master Trust from the Closing Date through the date of transfer to Purchaser's Pension Plan) and minus distributions, if any, from, and expenses of administration under, the Westinghouse Pension Plan for benefits or other purposes made with respect to Transferred Employees from the Closing Date through the date of transfer.

          (ii)  Savings Plan.  Effective as of the Closing Date, Purchaser shall
                -------------
in effect a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code ("Purchaser's 401(k) Plan") providing benefits as of the Closing to Transferred Employees participating in the Westinghouse Savings Program as of the Closing. Each Transferred Employee who was participating in the Westinghouse Savings Program as of the Closing shall become a participant in Purchaser's 401(k) Plan as of the Closing. Transferred Employees shall receive credit for all service with Sellers and their affiliates for purposes of eligibility and vesting under Purchaser's 401(k) Plan. The Westinghouse Savings Program shall retain all assets and liabilities with respect to the accounts of retirees or other former employees of the Division or Center ("Former Employees") thereunder.

          Upon receipt by Purchaser of a favorable determination letter to the effect that Purchaser's 401(k) Plan is qualified under Section 401(a) of the Code (or an opinion of Purchaser's counsel, reasonably satisfactory to Seller, to such effect), Sellers shall cause to be transferred from the Westinghouse Savings Program to Purchaser's 401(k) Plan assets having a fair market value equal to the aggregate value of the account balances in the Westinghouse Savings Program as of the date of transfer (such transfer to be in shares of common stock of Seller to the extent of shares in the Westinghouse Common Stock Fund applicable to Transferred Employees, in notes evidencing loans to Transferred Employees from their account balances and the balance in cash), and shall also transfer all qualified domestic relations orders, within the meaning of Section 414(p) of the Code. Purchaser's 401(k) Plan shall provide for the receipt of such transfer. Purchaser's 401(k) Plan shall maintain a Westinghouse common stock fund, in accordance with applicable law, for Transferred Employees who so elect, for a period of not less than five years following the Closing.

          (iii)  Medical and Disability Benefits; Life Insurance.
                 ------------------------------------------------
          (A) Sellers shall be responsible in accordance with their applicable welfare plans in effect prior to the Closing for all medical and dental claims for expenses incurred prior to the Closing Date by Transferred Employees, Former Employees and their dependents. Reimbursement of employees and their dependents for medical and dental expenses associated with such claims (including claims submitted on behalf of disabled employees and their dependents) shall be determined in accordance with the terms of Sellers' medical and dental programs as in effect immediately prior to the Closing Date. Sellers shall terminate coverage of Transferred Employees and their dependents effective for claims for expenses incurred on and after the Closing Date. Purchaser shall be responsible for all medical and dental claims for expenses incurred on and after the Closing Date (including, but not limited to, responsibility for post-retirement medical and dental claims) by Transferred Employees and their dependents; provided, however, that Purchaser's medical and dental programs shall not
     --------  -------
     contain a pre-existing condition clause and shall otherwise provide sufficient medical and dental coverage that Sellers and their affiliates shall have no obligation to provide "COBRA" continuation coverage under Section 4980B(f) of the Code.

          (B) Purchaser shall be responsible for all long-term disability income benefits payable in respect of periods on or after the Closing Date for Transferred Employees who become disabled on or after the Closing Date and for short-term disability benefits payable in respect of periods on or after the Closing Date regardless of when the Transferred Employee becomes disabled. Sellers shall be responsible for long-term disability benefits payable in respect of periods on or after the Closing Date for Transferred Employees who become disabled prior to the Closing Date. Nothing herein shall be construed as modifying Purchaser's obligation to reemploy certain Division Employees and Center Employees on or after the Closing Date in accordance with Section 4.5(a)(i).

          (C) Purchaser shall be responsible for all life insurance claims (including post-retirement life insurance claims) of Transferred Employees and their dependents for losses incurred by such employees or dependents on and after the Closing Date under group life, travel and accident, and accidental death and dismemberment insurance policies in effect prior to or following the Closing. Sellers shall be responsible solely for claims for such losses incurred prior to the Closing Date.

          (e)  Severance Obligations.  Sellers and Purchaser agree that the
               ----------------------
transactions contemplated by this Agreement shall not constitute a severance of employment of any Transferred Employee prior to the consummation of the transactions contemplated hereby, and that such employees will have continuous and uninterrupted employment before and immediately after the Closing. Purchaser shall provide severance and other separation benefits to each Transferred Employee terminated by Purchaser within two years following the Closing Date (or, in the case of Transferred Employees who are subject to a collective bargaining agreement, the period required therein) that are comparable to the severance and other separation benefits provided by Sellers and their affiliates in effect on the date of this Agreement. Purchaser shall recognize service with Sellers and their affiliates prior to the Closing Date for purposes of determining the amount of such severance and other separation benefits. Purchaser shall indemnify and hold Sellers and their affiliates harmless from any claims made by any Transferred Employee for severance or other contract and from any other claims arising out of or in connection with the employment or the failure to offer employment to, or the termination of employment of, any Transferred Employee or the transactions contemplated hereby (excluding any claims for wrongful termination with respect to which Section 7.4 is applicable).

          (f)  Executive Compensation.  Without limiting the generality of
               -----------------------
Section 4.5(a)(ii), effective as of the Closing, Purchaser shall assume all liabilities and obligations relating to Transferred Employees under the Westinghouse Executive Pension Plan.

          (g)  Cooperation.  The parties agree to furnish each other with such
               ------------
information concerning employees and employee benefit plans, and to take all such other action, as is necessary and appropriate to effect the transactions contemplated by this Agreement.

          (h)  WARN Act.  Purchaser agrees to provide any required notice under
               ---------
the Worker Adjustment and Retraining Notification Act, as amended (the "WARN Act"), and any similar statute, and otherwise to comply with any such statute with respect to any "plant closing" or "mass layoff" (as defined in the WARN
Act) or similar event affecting Transferred Employees or

Former Employees and occurring on or after the Closing. Purchaser shall indemnify and hold harmless Sellers with respect to any liability under the WARN Act or similar statute arising from the actions of Purchaser on or after the Closing.

          (i)  Workers Compensation.  Sellers currently sponsor a program that
               ---------------------
provides workers compensation benefits for eligible current and former Division Employees and Center Employees ("Sellers' Workers Compensation Program"). Sellers shall be responsible for all claims for workers compensation benefits which are incurred prior to the Closing Date by such Division Employees and Center Employees that are payable under the terms and conditions of Sellers' Workers Compensation Program. Effective as of the Closing Date, Purchaser shall take all necessary and appropriate action to adopt a workers compensation program providing such workers compensation benefits as are provided under Sellers' Workers Compensation Program for the Transferred Employees covered by such program ("Purchaser's Workers Compensation Program"). Purchaser's Workers Compensation Program shall be responsible for all claims for benefits which are incurred from and after the Closing Date by Transferred Employees that are payable under the terms and conditions of Purchaser's Workers Compensation Program.

For purposes of this Section 4.5(i), a claim for workers compensation benefits shall be deemed to be incurred when the event giving rise to the claim occurs.

          (j)  Free-Standing Plans.  Notwithstanding the foregoing provisions of
               --------------------
this Section 4.5, effective as of the Closing, Purchaser shall assume and be responsible for all liabilities and obligations under the Free-Standing Plans. Sellers shall take all action necessary and appropriate to establish Purchaser as successor to Sellers as to all rights, assets, duties, liabilities and obligations under or with respect to such Free-Standing Plans.

          (k)  Compliance.  Seller shall arrange for the corrective actions set
               -----------
forth in Schedule 4.5(k), using its best efforts to complete such actions by the Closing.

          SECTION 4.6.  Collection of Receivables.  From and after the
                        --------------------------
Closing, Purchaser shall have the right and authority to collect for its own account all accounts receivable and other items that are included in the Acquired Assets and to endorse with the name of any of Sellers, any checks or drafts received with respect to any such accounts receivable or other items and Seller agrees promptly to deliver or cause to be delivered to Purchaser any cash or other property received directly or indirectly by any of

Sellers with respect to such receivables and other items, including any amounts payable as interest.

          SECTION 4.7.  Expenses.  Whether or not the Closing takes place, and
                        ---------
except as otherwise specifically provided in this Agreement (including with respect to Transfer Taxes as defined in Section 4.14(d)), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

          SECTION 4.8.  Brokers or Finders.  Each of Purchaser and Seller
                        -------------------
represents, as to itself and its affiliates, that no agent, broker, investment banker or other Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except, as to Seller and its affiliates, Evercore Partners, L.L.C., J. P. Morgan Securities Inc. and Chemical Securities, Inc., whose fees and expenses will be paid by Seller and, as to Purchaser and its affiliates, Salomon Brothers Inc, whose fees and expenses will be paid by Purchaser, and each of Purchaser and Seller respectively agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any Person on the basis of any act or statement alleged to have been made by such party or its affiliate.

          SECTION 4.9.  License Agreement.  (a)  On the Closing Date, Purchaser
                        ------------------
shall grant to Seller and its affiliates, pursuant to a license agreement on terms reasonably acceptable to Purchaser and Seller, a nonexclusive, worldwide, paid-up, royalty-free, perpetual license (with a right to sublicense suppliers, customers and others) to use the Intellectual Property and Technology included in the Acquired Assets, and any Intellectual Property and Technology developed during the term of the Transitional Services Agreement referred to in Section 4.16(a) with the involvement of any Center Employee (to the extent derived from work commenced prior to the Closing Date), in connection with any present or future businesses of Seller and its affiliates that are not competitive with the Division's current operations and subsequent extensions thereof falling within the scope of such current operations with respect to the class of customers and field of products or services (such current operations and extensions, collectively, "Division Current Operations"); provided, that such license shall
                                              --------
be exclusive with respect to the Division's silicon carbide technology, subject to a retained right of Purchaser (with a right to sublicense suppliers, customers and others) to use such silicon carbide technology in connection with Division Current Operations.

          (b) On the Closing Date, Seller shall grant to Purchaser and its affiliates, pursuant to a license agreement on terms reasonably acceptable to Purchaser and Seller, a nonexclusive, worldwide, paid-up, royalty-free, perpetual license (with a right to sublicense suppliers, customers and others) to use any Intellectual Property of any of Sellers, existing as of the Closing and used in the current operations of the Division (other than the Excluded Assets described in Section 1.2(b)(vii) and the Excluded Assets specifically identified as being exempt from this Section 4.9(b) in Schedule 1.2(b)) in connection with Division Current Operations.

          SECTION 4.10.  Certain Information.  After the Closing, upon
                         --------------------
reasonable written notice, Purchaser and Seller shall furnish or cause to be furnished to each other and their respective accountants, counsel and other representatives access, during normal business hours, to such information (including records pertinent to the Division) and assistance relating to the Division as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any returns, reports or forms or the defense of, or response required under, or pursuant to, any lawsuit, action or proceeding (including any proceeding involving Seller and any environmental matters related to the Acquired Assets). Purchaser and Seller shall also furnish or cause to be furnished to each other and their respective accountants, counsel and other representative's access, during normal business hours, to such information for any other reasonable business purpose. Purchaser and Seller shall, and shall cause their affiliates to, retain until five years after the Closing Date all such records pertinent to the Division which are owned by such Person immediately after the Closing (excluding any Excluded Assets other than any books and records that constitute Excluded Assets pursuant to Schedule 1.2(b) and which relate primarily to the Division); after the end of such period, before disposing of any such records, the applicable party shall give notice to such effect to the other, and shall give the other, at the other's cost and expense, a reasonable opportunity to remove and retain all or any part of such records as the other may select. Cooperation with respect to tax matters shall be governed by Section 4.14(k).

          SECTION 4.11.  Bulk Transfer Laws.  Purchaser hereby waives compliance
                         -------------------
by Sellers with the provisions of any so-called "bulk transfer law" of any jurisdiction in connection with the sale of the Acquired Assets to

Purchaser. Seller shall indemnify and hold harmless Purchaser against any and all liabilities that may be asserted by third parties against Purchaser as a result of noncompliance with any such bulk transfer law.

          SECTION 4.12.  Additional Agreements.  Subject to the provisions of
                         ----------------------
Section 4.4, each of Purchaser and Seller will use all reasonable efforts to facilitate and effect the implementation of the transfer of the Acquired Assets to Purchaser and the assumption of the Assumed Liabilities by Purchaser and, for such purpose but without limitation, each of Purchaser and Seller promptly will at and after the Closing execute and deliver or cause to be executed and delivered to the other party such assignments, deeds, bills of sale, assumption agreements, consents and other instruments of transfer or assumption as Purchaser or its counsel or Seller or its counsel may reasonably request as necessary or desirable for such purpose (it being understood that any such assignment, deed, bill of sale, assumption agreement, consent or other instrument of transfer or assumption shall not provide for any representations or warranties or any obligations or liabilities that are not otherwise expressly provided for in this Agreement). In addition, as soon as practicable after the Closing, for such purpose but without limitation, Seller shall pay Purchaser, or Purchaser shall pay Seller, the amount, if any, by which the assets of the Westinghouse Pension Plan transferred to Purchaser's Pension Plan shall be less or greater, respectively, than the amount required to be transferred under
Section 4.5(d)(i).

          SECTION 4.13.  Certain Understandings.  Purchaser acknowledges that
                         -----------------------
none of Sellers or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Division, the Acquired Assets or other matters not included in this Agreement or the Schedules hereto, and none of Sellers or any other Person will be subject to any liability to Purchaser or any other person resulting from the distribution to Purchaser, or Purchaser's use of, any such information (including the Descriptive Memorandum dated December 1995). Purchaser acknowledges that, should the Closing occur, Purchaser will acquire the Acquired Assets without any representation or warranty as to merchantability or fitness for any particular purpose, in an "as is" condition and on a "where is" basis, except as otherwise expressly represented or warranted herein.

          SECTION 4.14.  Allocation; Tax Matters.
                         ------------------------

     (a) Schedule 4.14 sets forth, on a country-by-country basis, the allocation of the consideration hereunder for tax purposes. Prior to the Closing, Purchaser and Seller shall agree upon the allocation of the consideration hereunder for tax purposes among the Acquired Assets and the assets held by any Sold Subsidiary with respect to which a
Section 338 Election is made, in accordance with Schedule 4.14, and shall set forth such allocation on a statement (the "Allocation Statement"). After the Closing, from time to time, Purchaser and Seller shall agree upon revisions to the Allocation Statement to reflect any adjustments to the consideration for tax purposes. Purchaser and Seller shall report the tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Allocation Statement, as it may be revised from time to time and shall not take any position inconsistent therewith in any examination of any Tax Return, in any refund claim or in any litigation or investigation, except as required by applicable law.

          (b) Purchaser and Seller shall file and cause to be filed all Tax Returns and execute such other documents as may be required by any taxing authority, in a manner consistent with the Allocation Statement, as it may be revised from time to time. Seller shall prepare Internal Revenue Service Form 8594 pursuant to Section 1060 of the Code relating to the transactions contemplated by this Agreement based on the Allocation Statement, as it may be revised from time to time, and deliver such form to Purchaser. Purchaser and Seller shall file, or cause the filing of, such form with each relevant taxing authority.

          (c) With respect to the purchase of the capital stock of Sold Subsidiaries that are U.S. corporations, Seller and Purchaser shall (i) jointly make the election pursuant to Section 338(h)(10) of the Code and any comparable election under state and local law (the "Section 338 Elections"), (ii) cooperate with each other to take all actions necessary to effect and preserve timely
Section 338 Elections in accordance with Treasury Regulation Section 1.338(h)(10) (and any comparable provisions of state and local law and any successor provisions thereto) and (iii) take no position inconsistent with treating the purchases of the capital stock of such corporations as Section 338 Elections. Unless prohibited by applicable law, Seller and Purchaser shall cause the Sold Subsidiaries to elect to end their taxable years as of the Closing Date in states that do not recognize an election comparable to the election under Section 338(h)(10) of the Code.

          (d) Purchaser shall bear, and to the extent permitted by law shall pay, all transfer, documentary, sales, use, registration, stamp, value-added and other similar taxes (including all applicable real estate transfer taxes and real property gains taxes), including any penalties, interest and additions to tax, incurred in connection with the transactions contemplated hereby and any taxes or other costs relating to a transfer, or that would not otherwise be payable in the absence of such transfer (including as a result of the transactions contemplated by this Agreement and including the use of a tax attribute to reduce taxes), made at Purchaser's request pursuant to Section 4.14(l) ("Transfer Taxes"), and Purchaser shall reimburse Seller for any Transfer Taxes paid by Seller within five days of Seller's written request. Seller and Purchaser shall cooperate in timely making and filing all Tax Returns as may be required to comply with the provisions of any Transfer Tax laws and in making arrangements that lawfully minimize Transfer Taxes without increasing other taxes above the amount that would otherwise be payable in the absence of such arrangements. To the extent legally able to do so, Purchaser shall deliver to Seller exemption certificates satisfactory in form and substance to Seller with respect to Transfer Taxes if such delivery would reduce the amount of Transfer Taxes that would otherwise be imposed.

          (e) Seller shall terminate and shall cause the termination by the Closing of any agreement or practice relating to Taxes between Seller or any of its affiliates (other than any Investment), on the one hand, and any Investment, on the other hand.

          (f) At the Closing, Seller shall deliver to Purchaser duly executed certificates certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

          (g) For purposes of this Agreement, (i) "tax" means all Federal, state, foreign or other governmental taxes, assessments duties, fees, levies or similar charges of any kind, including all income, profit, franchise, excise, property, use, intangibles, sales, payroll, employment, withholding and other taxes, and including all interest and penalties imposed with respect to such amounts, (ii) "Income Tax" means any tax on or determined by reference to net income and (iii) "Tax Return" means any return, report, form or other information filed with any taxing authority with respect to taxes.

          (h) To the extent permitted by law, Purchaser shall not, and shall cause each Sold Subsidiary not to, carry back any item of income, loss, credit or deduction from any period beginning after the Closing Date to any period including or ending prior to the Closing Date.

          (i) Seller shall file any amended consolidated, combined or unitary tax returns that include any Sold Subsidiary for taxable years ending on or prior to the Closing Date which are required as a result of examination adjustments made by any taxing authority as finally determined. For those jurisdictions in which separate returns are filed by any Sold Subsidiary, any required amended returns resulting from such examination adjustments, as finally determined, shall be prepared by Seller and furnished to such Sold Subsidiary, for signature and filing at least ten days prior to the due date for filing such returns.

          (j) Seller shall cause to be prepared and duly filed all Federal income Tax Returns and state and local Tax Returns with respect to the Acquired Assets or the income or operations of the Division for taxable periods ending on or before the Closing Date. In the case of any taxable period of any Sold Subsidiary that includes but does not end on the Closing Date, Purchaser shall cause to be prepared any required state and local Tax Returns, and after providing Seller with copies no later than 30 days before the date due (including extensions) and receiving Seller's approval to file (which approval shall not be unreasonably withheld), shall cause such Tax Returns to be filed. In the case of any foreign Sold Subsidiary, Purchaser shall cause to be prepared any required Tax Returns for Pre-Closing Taxable Periods that have not been filed by the Closing Date, and after providing Seller with copies no later than 20 days before the date due (including extensions) and receiving Seller's approval to file (which approval shall not be unreasonably withheld), shall cause such Tax Returns to be filed. Each of Seller and Purchaser shall cause all Tax Returns addressed in this Section 4.14(j) to be prepared in accordance with the methodology used in prior taxable years.

          (k) Seller and Purchaser shall each provide the other with such assistance as may be reasonably requested (including making employees reasonably available to provide information or testimony) in connection with the preparation of any Tax Return, any Tax Controversy (as defined in Section 4.14(m)(ii)), or the determination of liability for taxes with respect to the Acquired Assets or the income or operations of the Division. Purchaser shall complete Seller's standard tax packages relating to Tax Returns that Seller is responsible for filing pursuant to Section 4.14(j) and deliver them to Seller within 90 days of Purchaser's receipt from Seller and shall cause its affiliates to, cooperate with Seller in preparing and pursuing any claims for refunds or credits of Income Taxes

(including refunds or credits relating to any FSC for purposes of the Code, investment tax credits, research credits and credits for prepayments of Income Taxes). At Purchaser's request and expense, Seller shall file claims prepared by Purchaser for refunds of taxes (other than items described in Section 1.3(b)(ii)) and promptly pay over the amount recovered to Purchaser (without any interest, other than interest paid by the applicable taxing authority with respect to such refund); provided, however, that Purchaser shall promptly
                         --------  -------
reimburse Seller to the extent that such refund is reclaimed by a taxing authority (without any interest, other than interest due to the applicable taxing authority with respect to such reclamation). Seller and Purchaser each shall, and shall cause their affiliates to, retain until seven years after the Closing Date all Tax Returns, schedules, work papers and other records that are owned by such Person immediately after the Closing and that relate to the Division or the Acquired Assets; after the end of such period, before disposing of any such Tax Returns, schedules, work papers or other records, each shall give notice to such effect to the other, and shall give the other, at the other's cost and expense, a reasonable opportunity to remove and retain all or any part of such Tax

Returns, schedules, work papers or other records as the other may select.

          (l) At Purchaser's written reasonable request received by Seller no later than 30 days (or such later date as the parties may mutually agree) after the date hereof, Seller shall, or shall cause the Selling Subsidiaries to, transfer such of the Acquired Assets as designated in such request by Purchaser to one or more newly formed subsidiaries prior to the Closing Date, which newly formed subsidiaries shall be treated as Sold Subsidiaries for all purposes of this Agreement.

          (m) (i) Purchaser shall, in the event that Purchaser receives notice (whether orally or in writing) of any examination, claim, proposed settlement, proposed adjustment or related matter with respect to any taxes for which Purchaser may be indemnified hereunder (the "Seller Tax Controversies") promptly notify Seller thereof, provided, however that failure to give such notification
                       --------  -------
shall not affect the indemnification provided hereunder except to the extent Seller shall have been actually prejudiced as a result of such failure (except that the Seller shall not be liable for any expenses incurred during the period in which the Purchaser failed to give such notice). Seller shall be entitled at its sole discretion and expense to handle, control and compromise or settle the Seller Tax Controversies, and shall reasonably inform Purchaser of the progress of the Seller Tax Controversies.

          (ii) Seller shall, in the event Seller receives notice (whether orally or in writing) of any examination, claim, proposed settlement, proposed adjustment or related matter with respect to taxes (other than Seller Tax Controversies) (the "Purchaser Tax Controversies", and together with the Seller Tax Controversies, the "Tax Controversies"), promptly notify Purchaser thereof, provided, however that failure to give such notification shall not affect the
--------  -------
indemnification provided hereunder except to the extent Purchaser shall have been actually prejudiced as a result of such failure (except that the Purchaser shall not be liable for any expenses incurred during the period in which Seller failed to give such notice). Purchaser shall be entitled at its sole discretion and expense to handle, control and compromise or settle the Purchaser Tax Controversies, and shall reasonably inform Seller of the progress of the Purchaser Tax Controversies.

          (n) Seller shall use its best efforts to provide Purchaser within 30 days of the date hereof with a list of state and foreign jurisdictions where Tax Returns for the

Sold Subsidiaries are filed and with copies of the most recently filed foreign Tax Returns.

          (o) Seller shall cooperate with Purchaser in determining prior to the Closing Date the extent to which any payments that may be required to be made by Purchaser or the Sold Subsidiaries after the Closing to employees of the Division would constitute excess parachute payments within the meaning of
Section 280G of the Code.

          SECTION 4.15.  Supplies.  Purchaser shall not use any signs or
                         ---------
stationery, purchase order forms, packaging or other similar paper goods or supplies, or advertising and promotional materials, product, training and service literature and materials, or computer programs or like materials (collectively, the "Supplies"), that state or otherwise indicate thereon that the Division is a division or unit of Seller or contain any trademarks, servicemarks, trade names or corporate or business names, derived from or including the words "Westinghouse Electric Corporation", "Westinghouse" or "Circle W" (in logotype design or any other style or design) in whole or in
        -
part; provided, that to the extent any Supplies included in the Acquired Assets
      --------
so indicate, Purchaser may, for a period of 90 days after the Closing Date, use such Supplies after first crossing out or marking over such statement or indication or trademark, servicemark, trade name or corporate or business name and otherwise clearly indicating on such Supplies that the Division is no longer a division or unit of Seller. Purchaser shall not reorder or produce any Supplies which state or otherwise indicate thereon that the Division is a division or unit of Seller or contain any such trademarks, servicemarks, trade names or corporate or business names.

          (b) Purchaser agrees to use its best efforts to cause those entities (the "Licensed Entities") listed on Schedule 3.1(j)(xii) that currently have license agreements with Seller for the use of any trademarks, servicemarks, trade names or corporate or business names derived from or including the words "Westinghouse Electric Corporation", "Westinghouse" or "Circle W" (in logotype
                                                               -
design or any other style or design) in whole or in part ("Westinghouse-related Marks") to cease using such Westinghouse-related Marks as soon as possible. Seller agrees to continue any currently existing license agreement with a Licensed Entity for the use of such Westinghouse-related Marks until six months after the Closing Date. Seller further agrees, in the event that Purchaser has used its best efforts to cause the Licensed Entities to cease using Westinghouse-related Marks, but any such Licensed Entity has not so ceased within six months after the Closing Date, to continue any currently existing license agreement with any such Licensed Entity for the use of Westinghouse-related Marks for an additional six month period. In all cases, any such continued license shall terminate when the Licensed Entity ceases to use the Westinghouse-related Marks.

          SECTION 4.16.  Post-Closing Agreements.  During the period prior
                         ------------------------
to the Closing, Seller and Purchaser agree to negotiate in good faith and enter into the following agreements:

          (a)  Transitional Services.  The services to be provided by Seller
               ----------------------
to Purchaser shall be mutually agreed upon and shall consist of (i) services which are currently provided to the Division by Seller and which are necessary to conduct and operate the Division as presently conducted, (ii) technical support provided in connection with the Center and (iii) services provided in connection with the Contracts set forth in Schedule 3.1(j) pursuant to Section 3.1(j)(xiv). These services shall be provided during the period from the Closing Date until 12 months after the Closing Date (except for (i) technical support provided in connection with Center Employees, which shall be provided during fiscal year 1996, and (ii) services provided in connection with the Contracts set forth in Schedule 3.1(j) pursuant to Section 3.1(j)(xiv), which shall be provided for the duration of such Contracts). Seller will provide these services in substantially the same manner and consistent with the rates currently charged by Seller or as adjusted on a uniform basis with respect to the provision of these types of services to Seller's other non-Division businesses. All such services shall be provided in accordance with the "Transitional Services Agreement" substantially in the form set forth in Exhibit A-1 and on such additional terms as shall be mutually agreeable.

          (b)  Sublease at the Center.  Seller shall sublease to Purchaser
               -----------------------
certain facilities at the Center in accordance with the "Center Sublease Agreement" substantially in the form set forth in Exhibit A-2. Purchaser and Seller agree that the terms of the covenants contained in the Center Sublease Agreement will not be materially more restrictive to Purchaser than the terms of the covenants contained in the master lease with respect to Sellers' Science and Technology Center are to Seller. Seller further agrees to provide Purchaser with a copy of the master lease with respect to Sellers' Science and Technology Center.

          (c)  Facilities.  Seller and Purchaser shall enter into mutually
               -----------
agreeable arrangements relating to the use of facilities and equipment for Transferred Employees currently located in Sellers' non-Division facilities (other than the Center).

          SECTION 4.17.  Audited Financials.  Seller shall exercise its
                         -------------------
reasonable good faith efforts to provide to Purchaser prior to January 31, 1996, but in no event later than February 15, 1996, shall provide audited combined balance sheets of the Division as of December 31, 1994 and 1995, and audited combined statements of income and cash flows of the Division for the three years ended December 31, 1995, in each case prepared from the books and records of Seller and its subsidiaries relating to the Division in accordance with generally accepted accounting principles applied on a consistent basis, except as described in the notes thereto, and Seller shall request from, and use its reasonable good faith efforts to obtain from, Price Waterhouse a report thereon prepared and certified by Price Waterhouse. In the event that such audited financial statements have not been provided to Purchaser on or prior to January 31, 1996, Seller shall provide Purchaser with Seller's good faith estimates of the information which would be included in such audited financial statements.

          SECTION 4.18.  Non-Solicitation; No-Hire.  For a period of
                         --------------------------
eighteen months following the Closing Date, Seller shall not solicit for hire or hire in any capacity any

Transferred Employee (who continues at the time to be employed by Purchaser) for employment by Seller in any capacity; provided, however, that this prohibition
                                      --------  -------
shall not apply to:

          (i) clerical or unionized employees or administrative employees who do not hold executive titles;

          (ii) Transferred Employees who, after the Closing Date, (A) have been given notice of layoff or termination, (B) are, with or without such notice, laid off or otherwise terminated by Purchaser or (C) have voluntarily retired from active employment with Purchaser;

          (iii) Transferred Employees who are employed in a facility, operation or business segment divested by Purchaser after the Closing Date; and

          (iv) any Transferred Employees who the Purchaser expressly agrees may be excepted from the provisions of this Section 4.18. Placement by Seller during such period of general employment advertisements in any medium, including trade journals, newspapers and periodicals of general circulation, electronic media or other public media where such advertisements are customarily placed shall not operate or be construed as a breach of the no-solicitation provision of this Section 4.18, whether or not responded to by any Transferred Employee.

          SECTION 4.19.  Administration of Insurance. During the period prior
                         ----------------------------
to the Closing, Seller and Purchaser agree to negotiate in good faith and enter into an Insurance Administration Agreement covering any insurance policy maintained by any of Sellers applicable to the Acquired Assets providing that Seller shall continue to administer all such policies consistent with Seller's corporate practice (including any decision to terminate, commute or modify any such policy), and shall include appropriate arrangements for the allocation of deductibles under current coverage and claims processing.

                                   ARTICLE V

                             Conditions Precedent
                             --------------------

          SECTION 5.1.  Conditions to Each Party's Obligation.  The
                        --------------------------------------
obligation of Purchaser to purchase the Acquired Assets and the obligation of Seller to sell, assign, transfer, convey and deliver the Acquired Assets to Purchaser shall be subject to the satisfaction prior to the Closing of the following conditions:

          (a)  Certain Waiting Periods.  Any waiting period under the HSR Act
               ------------------------
applicable to any of the transactions
contemplated hereby shall have expired or been earlier terminated.

          (b)  No Injunctions or Restraints.  No temporary restraining order,
               -----------------------------
preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect; provided, however, that each of Purchaser,
                    --------  -------
and, subject to the proviso in Section 4.3(b), Seller shall have used its best efforts to prevent the entry of any such order, injunction or other restraint or prohibition and to appeal as promptly as possible any such order, injunction or other restraint or prohibition that may be entered.

          SECTION 5.2.  Conditions to Obligation of Purchaser.  The obligation
                        --------------------------------------
of Purchaser to purchase the Acquired Assets is subject to the satisfaction at and as of the Closing of each of the following conditions:

          (a)  Representations and Warranties.  The representations and
               -------------------------------
warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except as otherwise contemplated by this Agreement, and Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect.

          (b)  Performance of Obligations of Seller.  Seller shall have
               -------------------------------------
performed or complied in all material respects with all obligations, conditions and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing, and Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect.

          (c)  Opinion of Seller's Counsel.  Purchaser shall have received (i)
               ----------------------------
an opinion dated the Closing Date of Cravath, Swaine & Moore, special counsel to Seller, substantially in the form set forth in Exhibit B, and (ii) an opinion dated the Closing Date of William F. Stoll, Vice President and Deputy General Counsel of Seller, substantially in the form set forth in Exhibit C.

          (d)  Banking Moratorium.  There shall not have occurred any
               -------------------
declaration of a banking moratorium by Federal or New York state authorities which results in the Banks failing to provide the financing for the transactions contemplated hereby pursuant to the Commitments solely as a result of such banking moratorium.

          SECTION 5.3.  Conditions to Obligation of Seller. The obligation of
                        -----------------------------------
Seller to sell, assign, transfer, convey, and deliver the Acquired Assets is subject to the satisfaction at and as of the Closing of each of the following conditions:

          (a)  Representations and Warranties.  The representations and
               -------------------------------
warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except as otherwise contemplated by this Agreement, and Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

          (b)  Performance of Obligations of Purchaser. Purchaser shall have
               ----------------------------------------
performed or complied in all material respects with all obligations, conditions and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing, and Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

          (c)  Opinion of Purchaser's Counsel.  Seller shall have received (i)
               -------------------------------
an opinion dated the Closing Date of Gibson, Dunn & Crutcher, special counsel to Purchaser, substantially in the form set forth in Exhibit D, and (ii) an opinion dated the Closing Date of Richard Molleur, General Counsel of Purchaser, substantially in the form set forth in Exhibit E.

                                  ARTICLE VI

                       Termination, Amendment and Waiver
                       ---------------------------------

          SECTION 6.1.  Termination.  (a)  Notwithstanding anything to the
                        ------------
contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

          (i) by mutual written consent of Seller and Purchaser;

          (ii) by Seller if any of the conditions set forth in Sections 5.1 or
     5.3 shall have become incapable of fulfillment, and shall not have been waived by Seller;

          (iii) by Purchaser if any of the conditions set forth in Sections 5.1 or 5.2 shall have become incapable of fulfillment, and shall not have been waived by Purchaser; or

          (iv) by Seller or Purchaser if the Closing does not occur on or prior to September 30, 1996;

provided, however, that the party seeking termination pursuant to clause (ii),
--------  -------
(iii) or (iv) is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

          (b) In the event of termination by Seller, on the one hand, or Purchaser, on the other hand, pursuant to this

Section 6.1, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

          (i) Purchaser shall return all documents and other material received from Sellers relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller; and

          (ii) all confidential information received by Purchaser with respect to the Division and the businesses of Sellers shall be treated in accordance with the Confidentiality Agreement which shall remain in full force and effect notwithstanding the termination of this Agreement.

          (c) If this Agreement is terminated and the transactions contemplated hereby are abandoned pursuant to this Section 6.1 for any reason other than a termination by Purchaser pursuant to this Section 6.1 as a result of a failure to satisfy any condition set forth in Section 5.2(a), (b) or (c) (which failure shall not have been cured within five business days (or, if earlier, September 30, 1996) following Seller's receipt of written notice of such failure from Purchaser), Purchaser shall pay to Seller on demand a termination fee of $60,000,000, by wire transfer to an account designated in writing by Seller of immediately available funds.

          (d) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 6.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 4.2 relating to the obligation of Purchaser to keep confidential certain information and data obtained by it from Seller, (ii) this Agreement relating to expenses (including Sections 4.7 and 4.14(d)), (iii)
Section 4.8 relating to finder's fees and broker's fees, (iv) this Section 6.1 and (v) Article VIII. Nothing in this Section 6.1, including any payment of the termination fee payable pursuant to Section 6.1(c), shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement; it being understood that such termination fee may be credited against any damages payable by Purchaser to Seller as a result of a breach by Purchaser.

          SECTION 6.2.  Amendments and Waivers.  This Agreement may not be
                        -----------------------
amended except by an instrument in
writing signed on behalf of each of the parties hereto. By an instrument in writing Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.


                                  ARTICLE VII

                                 Indemnification
                                 ---------------

          SECTION 7.1.  Indemnification by Seller. (a)  Except with respect to
                        --------------------------
environmental matters (which are exclusively the subject of Section 7.3) and the matters which are the subject of Sections 7.4 and 7.5, Seller hereby agrees to indemnify Purchaser and its affiliates and their respective officers, directors, employees, stockholders, agents and representatives against, and agrees to hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses), as incurred (payable quarterly upon written request, with interest from the date which is 30 days from the date of such request to the date of actual payment, at the prime or base rate of Chase Manhattan Bank N.A. announced from time to time), to the extent arising from, relating to or otherwise in respect of (i) any breach of any representation or warranty of Seller (other than that contained in Section 3.1(p)) which survives the Closing contained in this Agreement, (ii) any breach of any covenant of any of Sellers contained in this Agreement or in any Seller Ancillary Document requiring performance after the Closing or (iii) any Excluded Liabilities; provided, however, that Seller shall not have any
                      --------  -------
liability under clause (i) above unless the aggregate of all losses, liabilities, costs and expenses relating thereto for which Seller would, but for this proviso, be liable under clause (i) above exceeds on a cumulative pre-tax basis an amount equal to $50,000,000, and then only to the extent of any such excess; provided further, however, that Seller shall not have any liability
        ----------------  -------
under this Section 7.1 to the extent the liability or obligation arises as a result of the operation of the business of the Division or the Acquired Assets after the Closing or any action taken or omitted to be taken by Purchaser or any of its affiliates.

          Purchaser acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this
Article VII. In furtherance of the foregoing, Purchaser hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against Sellers, their affiliates and their respective officers, directors, employees, stockholders, agents and representatives arising under or based upon any Federal, state, local or foreign statute, law, ordinance, rule or regulation (including any such relating to environmental matters or arising under or based upon common law or otherwise) or otherwise (except pursuant to the indemnification provisions set forth in this Article VII).

          SECTION 7.2.  Indemnification by Purchaser.  Purchaser hereby agrees
                        -----------------------------
to indemnify Sellers, their affiliates and their respective officers, directors, employees, stockholders, agents and representatives against, and agrees to hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses), as incurred (payable quarterly upon written request, with interest from the date which is 30 days from the date of such request to the date of actual payment, at the prime or base rate of Chase Manhattan Bank N.A. announced from time to time), to the extent arising from, relating to or otherwise in connection with (i) any breach of any representation or warranty of Purchaser contained in this Agreement, (ii) any breach of any covenant of Purchaser contained in this Agreement or in any Purchaser Ancillary Document requiring performance after the Closing, (iii) subject to Sections 7.3,
7.4 and 7.5, any Assumed

Liabilities (including Pre-Closing Environmental Liabilities (as defined in
Section 7.3) for which Purchaser is liable pursuant to Section 7.3) or (iv) subject to Section 7.3, the operation of the business of the Division or the Acquired Assets, or any actions or omissions of Purchaser, its affiliates, agents, contractors or subcontractors in connection therewith, after the Closing.

          SECTION 7.3.  Environmental Liability. (a)  Seller hereby agrees to
                        ------------------------
indemnify Purchaser and its affiliates and their respective officers, directors, employees, stockholders, agents and representatives against, and agrees to hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses), as incurred (payable quarterly upon written request, with interest from the date which is 30 days from the date of such request to the date of actual payment, at the prime or base rate of Chase Manhattan Bank N.A. announced from time to time), to the extent arising from, relating to or otherwise in respect of, but not to the extent that Purchaser's actions or omissions cause, contribute to or exacerbate (i) any breach of any representation or warranty of Seller set forth in Section 3.1(p) of this Agreement and (ii) any Environmental Liability (any of the matters described in clauses (i) or

(ii) above are collectively referred to as "Pre-Closing Environmental Liabilities"); provided, however, that Seller shall not have any obligation or
               --------  -------
liability for Pre-Closing Environmental Liabilities unless the aggregate of all Pre- Closing Environmental Liabilities for which Seller, but for this proviso, would be liable exceeds on a cumulative pre- tax basis an amount equal to $50 million, in which case Seller's liability shall be for sixty percent (60%) of any such excess over $50 million and Purchaser's liability shall be for forty percent (40%) of any such excess over $50 million; provided further, however,
                                                   ----------------  -------
that Seller shall not have any further obligation or liability for Pre-Closing Environmental Liabilities if and when the aggregate of all Pre-Closing Environmental Liabilities for which Seller would be liable but for this proviso and the immediately preceding proviso and but for Section 7.3(b) exceeds on a cumulative pre-tax basis an amount equal to $150 million, in which case Purchaser's liability shall be for one hundred percent (100%) of any such excess over $150 million. For the purposes of the foregoing, any amount spent on Remedial Actions with respect to the Division's Sunnyvale, California facility shall not be counted as Pre-Closing Environmental Liabilities to the extent that such amounts are attributable to the use of cleanup standards more stringent than those consistent with industrial or commercial use of that property.

          (b) For purposes of this Section 7.3, the aggregate of all Pre-Closing Environmental Liabilities "on a cumulative pre-tax basis" is the actual amount of such aggregate without regard to any tax benefit relating to the accrual or payment of such aggregate; provided, however, that Seller's
                                      --------  -------
indemnification obligation with respect to the amount of any Pre-Closing Environmental Liability for which Seller is obligated to provide indemnification under this Section 7.3 shall be subject to the provisions of Section 7.6.

          (c) Purchaser acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to environmental, health and safety matters shall be pursuant to the indemnification provisions set forth in this Section 7.3. In furtherance of the foregoing, Purchaser hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against Sellers, their affiliates and their respective officers, directors, employees, stockholders, agents and representatives arising under or based upon any Environmental Law or in connection with any Environmental Liabilities.

          (d) Notwithstanding any other provision of this Agreement to the contrary, Seller shall have no liability pursuant to this Section 7.3 for Pre-Closing Environmental Liabilities not made known to Seller by Purchaser in a written statement within three (3) years of the Closing Date. Such written statement shall be in reasonable detail, including as to the nature and extent of the Pre-Closing Environmental Liability.

          (e) With respect to the first $50 million of Pre-Closing Environmental Liabilities on a cumulative pre-tax basis for which Purchaser has liability pursuant to this Section 7.3 and to the extent that such liability involves the implementation of a Remedial Action, Seller shall have the right to review and provide Purchaser with written comments in advance of (i) the Purchaser's selection of consultants and contractors designated to perform the Remedial Action and (ii) the development of the scope of work for, and type of, the Remedial Action to be implemented. Purchaser shall review and reasonably consider Seller's comments. Purchaser shall provide all plans, reports and submissions to any Governmental Entity regarding any such Remedial Action in draft form to Seller a reasonable time prior to transmission of such items to such Governmental Entity and Purchaser shall review and reasonably consider any of Seller's comments on such plans, reports and submissions.

          (f) If the Pre-Closing Environmental Liabilities for which Seller has actual liability pursuant to Section 7.3(a) involve the implementation of a Remedial Action, then Seller shall have the right to review and provide Purchaser with written comments in advance of (i) the Purchaser's selection of consultants and contractors designated to perform the Remedial Action and (ii) the development of the scope of work for, and type of, the Remedial Action to be implemented. All plans, reports and submissions to any Governmental Entity regarding any such Remedial Action (including those in connection with the scope of work for and type of Remedial Action) shall be provided in draft form to Seller a reasonable time prior to transmission to such Governmental Entity and shall not be transmitted to such Governmental Entity unless and until Seller and Purchaser agree as to the form and substance of such plans, reports and submissions; provided, however, that if Seller and Purchaser, despite reasonable
             --------  -------
good faith efforts, cannot agree as to the form and substance of such plans, reports and submissions, then prior to transmission to the applicable Governmental Entity, either party may elect to have the disputed matters presented to an environmental consultant for a binding arbitration, which environmental consultant shall be mutually acceptable to both parties and shall be jointly retained by the Seller and Purchaser who shall share equally such environmental consultant's fees and expenses; provided further, however, that any such arbitration shall be
          ----------------  -------
completed prior to any deadline set by the applicable Governmental Entity relating to such plans, reports and submissions.

          SECTION 7.4.  Employment Liabilities. (a)  Subject to Section 7.4(c),
                        -----------------------
Seller hereby agrees to indemnify Purchaser and its affiliates and their respective officers, directors, employees, stockholders, agents and representatives against, and agrees to hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses), as incurred (payable quarterly upon written request, with interest from the date which is 30 days from the date of such request to the date of actual payment, at the prime or base rate of Chase Manhattan Bank N.A. announced from time to time), to the extent arising from, relating to or otherwise in respect of (i) Andrew Herman et al. v. Westinghouse Electric Corporation (docket
               ---------------------------------------------------------
number MJG 93-285 U.S. Dist. Ct. Maryland filed January 28, 1993) and EEOC v.
                                                                      -------
Westinghouse Electric Corporation (docket number Y 93-1004 U.S. Dist. Ct.
---------------------------------

Maryland) (collectively, "Herman") and (ii) any claim of wrongful or unlawful termination (which shall not include "constructive termination" based solely on the consummation of the transactions contemplated hereby) by any employee of the Division whose employment was terminated on or prior to the Closing Date (any of the matters described in clauses (i) or (ii) above are collectively referred to as "Employment Liabilities"); provided, however, that Seller shall not have any
                              --------  -------
liability in respect of any Employment Liabilities unless the aggregate of all Employment Liabilities for which Seller would, but for this proviso, be liable exceeds on a cumulative pre-tax basis an amount equal to $10 million, in which case Seller's liability shall be for fifty percent (50%) of any such excess over $10 million and Purchaser's liability shall be for fifty percent (50%) of any such excess over $10 million; provided further, however, that Purchaser shall
                              ----------------  -------
not have any further obligation or liability for Employment Liabilities if and when the aggregate of all Employment Liabilities for which Purchaser and Seller would be liable but for this proviso and but for Section 7.4(b) exceeds on a cumulative pre-tax basis an amount equal to $40 million, in which case Seller's liability shall be for one hundred percent (100%) of any such excess over $40 million; and provided further, however,
             ----------------  -------
that Seller shall not have any liability under this Section 7.4 to the extent the liability or obligation arises as a result of the operation of the business of the Division or the Acquired Assets after the Closing or any action taken or omitted to be taken by Purchaser or any of its affiliates.

          (b) For purposes of this Section 7.4, the aggregate of all Employment Liabilities "on a cumulative pre-tax basis" is the actual amount of such aggregate without regard to any tax benefit relating to the accrual or payment of such aggregate; provided, however, that Seller's indemnification
                           --------  -------
obligation with respect to the amount of any Employment Liability for which Seller is obligated to provide indemnification under this Section 7.4 shall be subject to the provisions of Section 7.6.

          (c) Seller shall not consent to any equitable remedy to be imposed upon Purchaser without Purchaser's written consent, but Purchaser agrees to be bound to any equitable relief to be imposed upon Purchaser by the final unappealable order of any Governmental Entity (it being understood that expenses associated with the implementation of such equitable relief shall not be deemed to be an Employment Liability).

          SECTION 7.5.  Foreign Liabilities.  (a)  Seller hereby agrees
                        --------------------
to indemnify Purchaser and its affiliates and
their respective officers, directors, employees, stockholders, agents and representatives against, and agrees to hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses), as incurred (payable quarterly upon written request, with interest from the date which is 30 days from the date of such request to the date of actual payment, at the prime or base rate of Chase Manhattan Bank N.A. announced from time to time), to the extent arising from, relating to or otherwise in respect of the matters described in Schedule 7.5 (such matters, "Foreign Liabilities"); provided, however, that Seller shall not have any liability in
               --------  -------
respect of any Foreign Liabilities unless the aggregate of all Foreign Liabilities for which Seller would be liable but for this proviso and but for
Section 7.5(b) exceeds on a cumulative pre-tax basis (net of any amounts recovered or recoverable by Purchaser under any claim or counter-counterclaim described in Schedule 7.5) an amount equal to $25 million and then only to the extent of such excess; provided further, however, that Seller shall not have
                       ----------------  -------
any liability under this Section 7.5 to the extent the liability or obligation arises as a result of the operation of the business of the Division or the Acquired Assets after the

Closing or any action taken or omitted to be taken by Purchaser or any of its affiliates.

          (b) For purposes of this Section 7.5, the aggregate of all Foreign Liabilities "on a cumulative pre-tax basis" is the actual amount of such aggregate without regard to any tax benefit relating to the accrual or payment of such aggregate; provided, however, that Seller's indemnification
                   --------  -------
obligation with respect to the amount of any Foreign Liability for which Seller is obligated to provide indemnification under this Section 7.4 shall be subject to the provisions of Section 7.6.

          SECTION 7.6.  Losses Net of Insurance; No Consequential Damages.
                        --------------------------------------------------
Subject to Sections 7.3(b), 7.4(b) and 7.5(b), the amount of any loss, liability, claim, damage or expense for which indemnification is provided under this Article VII shall be net of any amounts recovered or recoverable by the indemnified party under insurance policies or Government Contracts (it being understood that if any amount is recovered or recoverable by Purchaser under any Government Contract, it shall not be subject to indemnification by Seller under this Article VII) with respect to such loss, liability, claim, damage or expense and shall be (i) increased to take account of any net tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net tax benefit realized by the indemnified party arising from the incurrence or payment of any such loss, liability, claim, damage or expense. An indemnified party shall be deemed to have realized a net tax cost or a net tax benefit to the extent that, and at such time as, the amount of taxes payable by such indemnified party is increased above or reduced below, as the case may be, the amount of taxes that such indemnified party would have been required to pay but for receipt or accrual of the indemnity payment or the incurrence or payment of such loss. Notwithstanding anything to the contrary contained herein, no indemnification shall be provided for under this Article VII in respect of any consequential damages.

          SECTION 7.7.  Termination of Indemnification.  The obligations to
                        -------------------------------
indemnify and hold harmless any party, (x) pursuant to clause (i) of Section 7.1 and clause (i) of Section 7.2, shall terminate when the applicable representation or warranty terminates pursuant to Section 8.3; provided,
                                                               --------
however, that such obligations to indemnify and hold harmless shall not
-------
terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice pursuant to Section 7.8

(stating in reasonable detail the basis of such claim) to the party to be providing the indemnification, (y) pursuant to the other clauses of Sections 7.1 and 7.2, and pursuant to Sections 7.4 and 7.5 shall not terminate and (z) pursuant to Section 7.3 shall terminate as provided therein.

          SECTION 7.8.  Procedures Relating to Third Party Claims (other than
                        -----------------------------------------------------
Tax Controversies, Pre-Closing Environmental Liabilities, Employment Liabilities
--------------------------------------------------------------------------------
and Foreign Liabilities).  (a)  In order for a Person (the "indemnified party"),
------------------------
to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person against the indemnified party (other than a Tax Controversy a Pre-Closing Environmental Liability, an Employment Liability or a Foreign Liability, procedures for which are specified in Section 4.14(m) in the case of Tax Controversies and Section
7.10 in the case of such other matters (except, in the case of such other matters, to the extent Section 7.10 provides that this Section 7.8 shall govern)) (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim within 10 business days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such
                                 --------  -------
notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, promptly after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

          (b) If a Third Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party will not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the indemnified party shall have failed to give notice of the Third Party Claim as provided above). If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnifying party chooses to defend or prosecute any Third Party Claim, the indemnified party will agree to any settlement, compromise or discharge of such Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld).

          SECTION 7.9.  Procedures Relating to Non-Third Party Claims.  In order
                        ----------------------------------------------
for an indemnified party to be entitled to any indemnification provided for under this Agreement in respect of a claim that does not involve a Third Party Claim or Tax Controversy or Pre-Closing Environmental Liability, Employment Liability or Foreign Liability being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under this Agreement, except to the extent that the indemnifying party shall have been actually prejudiced by such failure. If the indemnifying party does not notify the indemnified party within 30 calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under this Agreement, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under this Agreement and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

          SECTION 7.10.  Procedures Relating Claims Constituting a Pre-Closing
                         -----------------------------------------------------
Environmental Liability, Employment Liability or Foreign Liability.  (a)  After
-------------------------------------------------------------------
the Closing, each of Purchaser and Seller shall notify (the "Notifying Party") the other in writing, and in reasonable detail, of any claim in respect of, arising out of or involving a claim made by any Person against the Notifying Party constituting a Pre-Closing Environmental Liability, an Employment Liability or a Foreign Liability (a "Shared Claim") (it being agreed that such notification obligation shall not apply to Herman or any Foreign Liability), within

10 business days after receipt by the Notifying Party of written notice of the Shared Claim; provided, however, that failure to give such notification shall
              --------  -------
not affect the indemnification provided hereunder except to the extent the other party shall have been actually prejudiced as a result of such failure (except that the other party shall not be liable for any expenses incurred during the period in which the Notifying Party failed to give such notice). Thereafter, each party shall deliver to the other party, promptly after such party's receipt thereof, copies of all notices and documents (including court papers) received by the such party relating to the Shared Claim.

          (b) Subject to the provisions of Sections 7.3(e) and 7.3(f) with respect to Remedial Actions, during the period from the date hereof to the Closing Date, Purchaser and Seller shall negotiate in good faith and enter into one or more agreements governing defense of Shared Claims, it being agreed that any such agreement shall provide that:

          (i) Purchaser and Seller will each be entitled to participate in the defense of any Shared Claim; provided, that if either Purchaser or Seller
                                  --------
     shall have one hundred percent of the liability in respect thereof pursuant to the second proviso to Section 7.3(a) or 7.4(a) or the first proviso to
     Section 7.5(a), as
     applicable, such claim shall be treated as a Third Party Claim under
     Section 7.8;

          (ii) Purchaser and Seller will each cooperate in the defense or prosecution of any Shared Claim, including the retention and (upon request) the provision to the requesting party of records and information which are reasonably relevant to such Shared Claim, and making employees (including any Transferred Employees familiar with such Shared Claim) available on a mutually convenient basis to provide additional information and explanation of any such records and information;

          (iii) Purchaser and Seller will consult with each other and shall mutually agree on any significant strategic decisions in respect of any Shared Claim;

          (iv) Purchaser and Seller will consult with each other and shall mutually agree on any settlement, compromise or discharge of any Shared Claim;

          (v) neither Purchaser nor Seller shall admit any liability with respect to, or settle, compromise or discharge, any Shared Claim without the other party's prior written consent (which consent shall not be unreasonably withheld); and

          (vi) appropriate and mutually agreeable arrangements with respect to day-to-day administration of any Shared Claim shall be provided for in such agreements; provided, that Purchaser and Seller agree that Seller shall be
                 --------
     entitled to control the day-to-day administration of Herman.

          SECTION 7.11.  Joint Defense Agreement.  On the Closing Date, Seller
                         ------------------------
and Purchaser shall enter into a Joint Defense Agreement substantially in the form set forth in Exhibit F and on such additional terms as shall be mutually agreeable.

          SECTION 7.12.  Acknowledgment.  The indemnities provided for in
                         ---------------
Sections 7.3, 7.4 and 7.5 shall not be construed as an admission or conclusion, express or implied, as to liability or damages in respect of the subject-matter of such indemnities.

                                 ARTICLE VIII

                              General Provisions
                              ------------------

          SECTION 8.1.  Notices.  All notices and other communications hereunder
                        -------
shall be in writing (including telecopy or similar writing) and shall be sent, delivered or mailed, addressed or telecopied:
     (a) if to Purchaser, to

    Office of General Counsel
    Northrop Grumman Corporation

     1840 Century Park East
     Los Angeles, CA 90067
     Telecopy No.:  (310) 556-4556


          (b) if to Seller, to

     Office of General Counsel
     Westinghouse Electric Corporation
     Westinghouse Building
     11 Stanwix Street
     Pittsburgh, PA 15222
     Telecopy No.:  (410) 993-2266

Each such notice or other communication shall be given (i) by hand delivery,
(ii) by nationally recognized courier service or (iii) by telecopy, receipt confirmed. Each such notice or communication shall be effective (i) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this Section 8.1 (or in accordance with the latest unrevoked direction from such party) and (ii) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 8.1 (or in accordance with the latest unrevoked direction from such party), and confirmation is received.

          SECTION 8.2.  Interpretation.  When a reference is made in this
                        ---------------
Agreement to a Section, Schedule or Exhibit, such reference shall be to a Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of any indemnification provision in this Agreement, the word "expenses" shall mean out-of-pocket expenses, and shall not include any allocations of internal salaries and other expenses. Whenever the words "included", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Whenever the word "material" is used in this Agreement (except when used with respect to the Purchaser), it shall mean material to the business or financial condition of the Division. Whenever the phrase "reasonably likely to be adversely determined" is used in this Agreement, it shall not require a determination that it is more likely than not. Whenever reference is made to "knowledge" of Seller, it shall mean the actual knowledge of the Persons named on Schedule 8.2. Any matter set forth in any Schedule shall be deemed set forth in all other Schedules to the extent relevant.

          SECTION 8.3.  Survival of Representations.  The representations and
                        ----------------------------
warranties contained in this Agreement and in any document delivered in connection herewith shall survive the Closing solely for purposes of Article VII and shall terminate at the close of business one year following the Closing Date; provided, that the representations and
      --------
warranties contained in Section 3.1(p) shall terminate at the close of business three years following the Closing Date and the representations and warranties in
Section 3.1(q) shall not survive the Closing.

          SECTION 8.4.  Severability.  If any provision of this Agreement (or
                        -------------
any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

          SECTION 8.5.  Counterparts.  This Agreement may be executed in two or
                        -------------
more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by telecopy) to the other party.

          SECTION 8.6.  Entire Agreement; No Third Party Beneficiaries.  This
                        -----------------------------------------------
Agreement and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except as provided in Section 1.3(a) and Article VII, are not intended to confer upon any Person other than the parties hereto (and the Selling Subsidiaries) and their successors and permitted assigns any rights or remedies hereunder.

          SECTION 8.7.  Governing Law.  This Agreement shall be governed by, and
                        --------------
construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely in the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

          SECTION 8.8.  Consent to Jurisdiction.  Each of Purchaser and Seller
                        ------------------------
irrevocably submits to the non- exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York located in the Borough of Manhattan in the City of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of Purchaser and Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section 8.1 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of Purchaser and Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the Supreme Court of the State of New York, New York County, or (b) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          SECTION 8.9.  Publicity.  From the date of this Agreement through the
                        ----------
Closing, neither Seller, on the one hand, nor Purchaser, on the other hand, shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld, except as such release or announcement may be required by law or the rules or regulations of a national securities exchange in the United States, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of its issuance.

          SECTION 8.10.  Assignment.  Neither this Agreement nor any of the
                         -----------
rights, interests or obligations hereunder (including any rights, interests or obligations under Article VII) shall be assigned by any party hereto without the prior written consent of the other party, except that Purchaser may assign to any wholly owned subsidiary of Purchaser the right to acquire part or all of the business and assets of the Division hereunder; provided, however, that any such
                                               --------  -------
assignment shall not release Purchaser from any obligation or liability hereunder (including any right or obligation under Article VII). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          WESTINGHOUSE ELECTRIC CORPORATION,

                                            by /s/ Fredric G. Reynolds
                                              __________________________________
                                              Name: Fredric G. Reynolds
                                              Title: Executive Vice President,
                                                     Chief Financial Officer



                                          NORTHROP GRUMMAN CORPORATION,

                                            by /s/ Albert Myers
                                              __________________________________
                                              Name:  Albert Myers
                                              Title: Corp. V.P. & Treasurer